Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
Panolam Holdings Co., et al.,	:	Case No. 09- ( )
:
	:	(Jointly Administered)
Debtors.	:
:
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DISCLOSURE STATEMENT RELATING TO THE DEBTORS’ JOINT
PREPACKAGED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE
BANKRUPTCY CODE OF PANOLAM HOLDINGS CO., PANOLAM HOLDINGS II
CO., PANOLAM INDUSTRIES INTERNATIONAL, INC., PANOLAM INDUSTRIES,
INC., PIONEER PLASTICS CORPORATION, NEVAMAR HOLDINGS CORP.,
NEVAMAR HOLDCO, LLC AND NEVAMAR COMPANY, LLC

WEIL, GOTSHAL & MANGES LLP

Attorneys for Debtors and

Debtors in Possession

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

- and -

RICHARDS, LAYTON & FINGER, P.A.

Attorneys for Debtors and

Debtors in Possession

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

Telephone: (302) 651-7700

Dated:    September 30, 2009

PANOLAM HOLDINGS CO.

20 Progress Drive

Shelton, CT 06484

September 30, 2009

To:	The holders of Senior Lender Credit Agreement Revolver Claims;
The holders of Senior Lender Credit Agreement Term Claims;
The holders of Noteholder Credit Agreement Claims;
The holders of Senior Subordinated Notes Claims; and
The holders of Equity Interests in Panolam Holdings Co.

We deliver to you herewith the attached disclosure statement (the “Disclosure Statement”) distributed pursuant to sections 1125 and 1126(b) of title 11 of the United States Code (the “Bankruptcy Code”) and ballots so that you may vote to accept or reject the proposed joint prepackaged chapter 11 plan of reorganization (the “Plan”) of Panolam Holdings Co., Panolam Holdings II Co. (“Holdings II”), Panolam Industries International, Inc. (“Panolam”), Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holding Corp., Nevamar Holdco, LLC, and Nevamar Company, LLC (collectively, the “Debtors”), according to the ballot applicable to your respective notes or other claims.  The Debtors intend to use those votes that are returned to their voting agent, Epiq Bankruptcy Solutions, LLC (the “Voting Agent”), by 5:00 p.m., Eastern Time, on November 2, 2009 to seek approval of the Plan in chapter 11 reorganization cases (the “Reorganization Cases”) to be filed after the appropriate solicitation period has expired.

The Plan incorporates a comprehensive financial restructuring that will significantly reduce the Debtors’ outstanding debt.  The Plan is the product of negotiations over several months among the Debtors and certain of their creditors, including (i) the holders of at least two-thirds (2/3) of the outstanding principal amount of the revolving and term notes due under that certain Credit Agreement, dated as of September 30, 2005, by and among Holdings II, Panolam, the lenders party thereto, and Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent (as amended or otherwise modified from time to time, the “Credit Agreement”) and (ii) the holders of 66% of the outstanding principal amount of the 10¾% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes”), issued pursuant to that certain indenture, dated as of September 30, 2005 (the “10 3/4% Indenture”), with Panolam as issuer, certain of the other Debtors as guarantors named thereto, and Wells Fargo Bank, National Association, as trustee, who have agreed to vote to accept the Plan.

A restructuring pursuant to the proposed Plan would enable the Debtors to reduce the amount of debt by approximately $151 million (or approximately 44%), eliminate approximately $16 million in annual cash interest payments to the holders of Senior Subordinated Notes Claims, and free up additional cash that can be reinvested in their businesses.(1)

(1) Savings are calculated as a gross amount of Senior Subordinated Notes less $3.5 million of fees paid to the Senior Lenders and Senior Subordinated Noteholders (both as defined in the Plan).

The Debtors do not have the resources to service all of their existing debt obligations.  The proposed financial restructuring in the Plan will reduce the Debtors’ leverage and position the Debtors to pursue future growth opportunities.

The Debtors are seeking your vote on the Plan prior to the commencement of the chapter 11 cases.  By using this “joint prepackaged chapter 11 plan of reorganization” method, the Debtors anticipate that their day-to-day business operations will not be impacted, their chapter 11 cases will be significantly shortened, and the administration of their cases will be simplified and less costly.  Please review the attached Disclosure Statement carefully for details about voting, recoveries, the proposed financial restructuring, the Debtors and their financial performance, and other relevant matters.  The Debtors have established the following date for determining who is entitled to vote on the Plan (the “Record Date”) and the following deadline for their Voting Agent to receive votes (the “Voting Deadline”):

RECORD DATE:	September 25, 2009

VOTING DEADLINE:	November 2, 2009, 5:00 p.m., Eastern Time

Sincerely,

Panolam Holdings Co., et al.

/s/ Robert J. Muller, Jr
Robert J. Muller, Jr.
Chairman, President and Chief Executive Officer

THIS SOLICITATION (THE “SOLICITATION”) OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EACH EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PROPOSED PLAN OF REORGANIZATION (THE “PLAN”).

DISCLOSURE STATEMENT, DATED SEPTEMBER 30, 2009

Solicitation of Votes on the Joint

Prepackaged Plan of Reorganization of

PANOLAM HOLDINGS CO., ET AL.

from the holders of outstanding

SENIOR LENDER CREDIT AGREEMENT REVOLVER CLAIMS

SENIOR LENDER CREDIT AGREEMENT TERM CLAIMS

NOTEHOLDER CREDIT AGREEMENT CLAIMS

SENIOR SUBORDINATED NOTES CLAIMS

EQUITY INTERESTS IN PANOLAM HOLDINGS CO.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PREPACKAGED PLAN OF REORGANIZATION IS 5:00 P.M., EASTERN TIME, ON NOVEMBER 2, 2009, UNLESS EXTENDED BY PANOLAM HOLDINGS CO.

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RECOMMENDATION BY THE DEBTORS

The Board of Directors of Panolam Holdings Co., the Board of Directors of Panolam Holdings II, Co., the Board of Directors of Panolam Industries International, Inc. (“Panolam”), and the Board of Directors or the sole member of each of Panolam’s wholly owned direct and indirect United States subsidiaries have unanimously approved the solicitation, the Plan, and the transactions contemplated thereby, and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.  Holders of more than two-thirds (2/3) in outstanding principal amount of certain of the Classes of Claims entitled to vote on the Plan have already agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THE DISCLOSURE STATEMENT (THIS “DISCLOSURE STATEMENT”) AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE NEW CAPITAL STOCK AND NEW WARRANTS EXERCISABLE FOR SUCH NEW CAPITAL STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.  THE ISSUANCE OF SUCH SECURITIES UNDER THE PLAN IS BEING EFFECTED PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE.  THIS SOLICITATION IS BEING MADE ONLY TO THOSE CREDITORS WHO ARE ACCREDITED INVESTORS AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT.

THE NEW CAPITAL STOCK AND NEW WARRANTS EXERCISABLE FOR SUCH NEW CAPITAL STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH (I) FUTURE FINANCIAL

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RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE NORMAL COURSE, (II) VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE NEW CAPITAL STOCK TO BE ISSUED UNDER THE PLAN, (III) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS, (IV) ADDITIONAL FINANCING REQUIREMENTS POST-RESTRUCTURING, (V) FUTURE DISPOSITIONS AND ACQUISITIONS, (VI) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES OR PRICING BY COMPETITORS, (VII) CHANGES TO THE COSTS OF COMMODITIES AND RAW MATERIALS, (VIII) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH, (IX) THE EFFECT OF CONDITIONS IN THE COMMERCIAL AND RESIDENTIAL LAMINATES INDUSTRY ON THE DEBTORS, (X) THE ABILITY TO OBTAIN RELIEF FROM THE BANKRUPTCY COURT TO FACILITATE THE SMOOTH OPERATION UNDER CHAPTER 11, (XI) THE CONFIRMATION AND CONSUMMATION OF THE PLAN, AND (XII) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF PREPETITION TRADE CLAIMS, CUSTOMERS AND EMPLOYEES WILL NOT BE IMPAIRED BY THE PLAN, AND AS A RESULT THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN.  DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN AND THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

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ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR PRECONFIRMATION EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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INTRODUCTION

IMPORTANT — PLEASE READ

Panolam Holdings Co. (“Holdings”), Panolam Holdings II, Co. (“Holdings II”) and Panolam Industries International, Inc. (“Panolam”), together with Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holding Corp., Nevamar Holdco LLC, and Nevamar Company LLC, (collectively, the “Panolam Subsidiary Debtors,” and, collectively with Holdings, Holdings II, and Panolam, the “Debtors”), submit this Disclosure Statement in connection with (i) the solicitation from eligible holders of acceptances (“Acceptances”) of the joint prepackaged plan of reorganization substantially in the form set forth in Exhibit “A” (the “Plan”) to be filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), which will be scheduled by the Bankruptcy Court after the commencement of the chapter 11 cases.  The date on which the Clerk of the Bankruptcy Court enters the order confirming the Plan pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”) shall be the “Confirmation Date.”  The date on which the Plan is consummated shall be the “Effective Date.”

This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court.  Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to them in the Plan.  Please note that to the extent any inconsistencies exist between this Disclosure Statement and Plan, the Plan shall govern.

The Debtors are commencing this solicitation after extensive discussions over the past several months among the Debtors and certain of their major creditor groups.  The discussions have resulted in (a) holders of more than two-thirds (2/3) in amount and half (1/2) in number of (i) the Senior Lender Credit Agreement Revolver Claims, (ii) the Senior Lender Credit Agreement Term Claims, and (iii) Noteholder Credit Agreement Claims and (b) holders of 66% of the Senior Subordinated Notes Claims (collectively, the “Consenting Holders”) agreeing to support the restructuring transactions and vote to accept the Plan through executing a Restructuring Support Agreement, dated as of September 25, 2009 (the “Restructuring Support Agreement”).

The Plan is premised upon the limited substantive consolidation of the Debtors for purposes of voting on, and distribution under, the Plan only.  The Debtors propose procedural substantive consolidation to avoid the inefficiency of proposing, voting on, and making distributions in respect of entity-specific claims.  Accordingly, on the Effective Date, all of the Debtors and their estates shall, for purposes of the Plan only, be deemed merged and (a) all assets and liabilities of the Debtors are treated for purposes of the Plan only as though they were merged, (b) all guarantees of Holdings II, Panolam and the Panolam Subsidiary Debtors of payment, performance or collection of obligations of any other Debtor shall be eliminated and cancelled, (c) all joint obligations, and all multiple Claims against the Debtors, shall be considered a single claim against the Debtors, and (d) any Claim filed in the Reorganization Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date.  Unless otherwise set forth in the Plan, such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors (including the corporate ownership of the Panolam Subsidiary Debtors), (ii) any intercompany claims or (iii) the substantive rights of any creditor.  If any party in interest challenges the proposed limited substantive consolidation, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an entity-by-entity basis.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to accept or reject the Plan).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (1) the Plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Through this vote, the Debtors’ goal is to consummate a financial restructuring transaction that will significantly reduce the Debtors’ outstanding debt and put the Debtors in a stronger financial position for future growth and stability.

Pursuant to the Plan, and as discussed more fully below, on the Effective Date, Reorganized Panolam shall issue the following: (i) Amended and Restated Revolver Notes (as defined below), (ii) Amended and Restated Term Notes (as defined below) (together with the Amended and Restated Revolver Notes, the “Amended and Restated First Lien Notes”); and (iii) New Second Lien Notes (as defined below).  Moreover, pursuant to the Plan, on the Effective Date, Reorganized Holdings shall issue the following: (i) one class of common stock of Reorganized Holdings (the “New Capital Stock”), 90% of which shall be contributed to Reorganized Panolam for distribution pursuant to the Plan; and (ii) warrants to purchase a number of shares of New Capital Stock equal to 2.5% of the number of outstanding shares of New Capital Stock as of the Effective Date at an exercise price of $0.01 per share (the “New Warrants”).  The New Warrants shall only be exercisable upon a change of control of Reorganized Panolam.

The following table summarizes the treatment and estimated recovery for creditors and stockholders under the Plan.  For a complete explanation, please refer to the discussion in Section IV below, entitled “THE PLAN” and the Plan itself:

Class	Description	Treatment	Entitled to Vote	Estimated Recovery(2)
1	Priority Non-Tax Claims	Unimpaired. Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a different treatment, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim.	No (deemed to accept)	100%

(2) Recovery based on mid-point valuation and illustrated prior to dilution of the New Capital Stock from the New Warrants and the Management Incentive Plan.

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Class	Description	Treatment	Entitled to Vote	Estimated Recovery(2)
2A	Senior Lender Credit Agreement Revolver Claims

Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Revolver Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached to the Plan as Exhibit “D,” (i) an amount of Cash equal to the Intercreditor Distribution Adjustment plus its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Revolver Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash, (ii) its pro rata share of the Amended and Restated Revolver Notes, (iii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims, and (iv) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Revolver Claims set forth in Sections 4.2(a)(ii) and 4.2(a)(iii) of the Plan.

			Yes	100%
2B	Senior Lender Credit Agreement Term Claims

Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Term Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached to the Plan as Exhibit “D,” (i)(a) its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Term Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash minus (b) the Excess Cash Adjustment and minus (c) an amount of Cash equal to the Intercreditor Distribution Adjustment, (ii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims, and (iii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.3(a)(ii) and 4.3(a)(iii) of the Plan.

			Yes	100%
3	Noteholder Credit Agreement Claims	Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Noteholder Credit Agreement Claim shall receive from Reorganized Panolam (i) its pro rata share of the New Second Lien Term Notes and (ii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.4(a)(ii) and 4.4(a)(iii) of the Plan.	Yes	100%

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Class	Description	Treatment	Entitled to Vote	Estimated Recovery(2)
4	Other Secured Claims

Unimpaired. On the Effective Date or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default. All Allowed Other Secured Claims that are not due and payable on or before the Effective Date shall, at the Debtors’ option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

			No (deemed to accept)	100%
5	Senior Subordinated Notes Claims

Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Subordinated Notes Claim shall exchange with Reorganized Panolam all, and not less than all, of such holder’s Senior Subordinated Notes for such holder’s pro rata share (based upon the principal amount of Senior Subordinated Notes held by such holder) of ninety percent (90%) of the sum of (i) the number of shares of New Capital Stock outstanding on the Effective Date, including New Capital Stock issued to management pursuant to the Management Incentive Plan, plus (ii) the number of shares of New Capital Stock reserved for issuance under the Management Incentive Plan.

			Yes	49%(3)

(3) Recovery based on mid-point valuation and illustrated prior to dilution of the New Capital Stock from the New Warrants and the Management Incentive Plan.

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Class	Description	Treatment	Entitled to Vote	Estimated Recovery(2)
6	General Unsecured Claims

Unimpaired. Each holder of an Allowed General Unsecured Claim shall receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business, or (iii) as otherwise agreed by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

			No (deemed to accept)	100%
7	Debtor Section 510(b) Claims	Impaired. On the Effective Date, all Debtor Section 510(b) Claims shall be extinguished with no distribution; provided, however, that nothing in section 4.10 of the Plan shall affect or limit the rights or obligations set forth in section 8.5 thereof.	No (deemed to reject)	0%
8	Intercompany Claims	Unimpaired. On or as soon as practicable after the Effective Date, all Intercompany Claims will either be reinstated to the extent determined to be appropriate by the Debtors or adjusted, continued or capitalized (but not paid in Cash), either directly or indirectly, in whole or in part; provided, however, that the Intercompany Claims held by any foreign non-Debtor subsidiary of Panolam may be paid in full in Cash. Any such transaction may be effected on or subsequent to the Effective Date without any further action by equityholders of Reorganized Holdings.	No (deemed to accept)	100%
9	Equity Interests in Holdings II, Panolam and Panolam Subsidiary Debtors	Unimpaired. On the Effective Date and subject to Section 5.5 of the Plan, all of the Equity Interests of the Panolam Subsidiary Debtors shall continue to be owned by Panolam or Nevamar Holding Corp., as applicable. On the Effective Date, all of the Equity Interests of Panolam shall be cancelled and the Equity Interests of Reorganized Panolam shall be owned by Reorganized Holdings. On the Effective Date, all of the Equity Interests in Holdings II will be cancelled, unless Holdings II is merged into Holdings.	No (deemed to accept)	100%

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Class	Description	Treatment	Entitled to Vote	Estimated Recovery(2)
10	Equity Interests in Holdings

Impaired. On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Equity Interests in Holdings shall be cancelled, and each holder of an Allowed Equity Interest in Holdings shall be permitted, in full satisfaction of such Equity Interest, to exchange with Holdings all of its Allowed Equity Interests in Holdings for its pro rata share of New Warrants.

			Yes	N/A

WHERE TO FIND ADDITIONAL INFORMATION: For detailed historical and projected financial information and financial estimates, see Section VII below, entitled “FINANCIAL INFORMATION, PROJECTIONS, AND VALUATION ANALYSIS” and the following documents: (i) Panolam’s Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009 (the “Panolam 10-K”), (ii) Panolam’s Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 20, 2009, and (ii) Panolam’s Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 10, 2009, each as annexed to this Disclosure Statement as Exhibits “B,” “C,” and “D,” respectively.

The Debtors’ legal advisors are Weil, Gotshal & Manges LLP and Richards, Layton & Finger, P.A. and their financial advisors are Perella Weinberg Partners LP.  They can be contacted at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Attn:  Gary T. Holtzer, Esq.

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

(214) 746-7700

Attn:  Stephen A. Youngman, Esq.

Perella Weinberg Partners LP 767 Fifth Avenue New York, NY 10153 (212) 287-3200 Attn: Adam Verost

— and —

Richards, Layton & Finger, P.A. One Rodney Square P.O. Box 551 Wilmington, DE 19899 (302) 651-7700 Attn: Mark D. Collins, Esq.

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Summary of Voting Procedures

To be counted, your vote (or the Master Ballot (as defined below) cast on your behalf)) must be received, pursuant to the following instructions, by the Debtors’ Voting Agent at the following address, before the Voting Deadline of 5 p.m. (Eastern Time) on November 2, 2009 (the “Voting Deadline”):

If by mail:

Panolam Ballot Processing Center

C/O Epiq Bankruptcy Solutions, LLC

FDR Station, P.O. Box 5014

New York, NY 10150-5014

If by personal delivery or overnight courier:

Panolam Ballot Processing Center

C/O Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

Confirm by Telephone: (646) 282-2400

ONLY CERTAIN HOLDERS OF CLAIMS AND EQUITY INTERESTS AGAINST THE DEBTORS ARE ELIGIBLE TO VOTE ON THE PLAN, ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT “A,” AND SUMMARIZED BELOW UNDER THE SECTION ENTITLED “THE PLAN.”  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 2A (SENIOR LENDER CREDIT AGREEMENT REVOLVER CLAIMS), CLASS 2B (SENIOR LENDER CREDIT AGREEMENT TERM CLAIMS), CLASS 3 (NOTEHOLDER CREDIT AGREEMENT CLAIMS), CLASS 5 (SENIOR SUBORDINATED NOTES CLAIMS) AND CLASS 10 (EQUITY INTERESTS IN HOLDINGS) EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN.

PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT, (a) HOLDERS OF MORE THAN TWO-THIRDS (2/3) IN AMOUNT AND MORE THAN HALF (1/2) IN NUMBER OF THE (I) SENIOR LENDER CREDIT AGREEMENT REVOLVER CLAIMS, (II) SENIOR LENDER CREDIT AGREEMENT TERM CLAIMS, AND (III) NOTEHOLDER CREDIT AGREEMENT CLAIMS, AND (b) HOLDERS OF 66% OF THE SENIOR SUBORDINATED NOTES CLAIMS INTEND TO VOTE IN FAVOR OF THE PLAN.

Please complete the information requested on the ballot, sign, date and indicate your vote on the ballot, and return your completed ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

If the return envelope provided with your ballot was addressed to your bank or brokerage firm, please allow sufficient time for that firm to process your vote before the Voting Deadline (5 p.m., Eastern Time, on November 2, 2009).

7

IF YOU ARE ENTITLED TO VOTE AND YOU HAVE RETURNED YOUR BALLOT BUT FAILED TO INDICATE ON THE BALLOT WHETHER YOU ACCEPT OR REJECT THE PLAN, SUCH BALLOT WILL NOT BE COUNTED.

* * *

For detailed voting instructions, see Section IX below, entitled “VOTING PROCEDURES AND REQUIREMENTS,” and the instructions on your ballot.

8

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

				Page

	B.	Risks to Recovery By Holders of Senior Lender Credit Agreement Claims, Noteholder Credit Agreement Claims, Senior Subordinated Notes Claims, and Equity Interests in Holdings		52
		1.	Variances from Projections	52
		2.	Holders of Senior Subordinated Notes Claims and Management’s Ownership of the Reorganized Debtors	52
		3.	Unforeseen Events	53
	C.	Risks Associated with the Debtors’ Business and the Industry		53
		1.	Competitive Conditions	53
		2.	Material Disruption of Debtors’ Facilities	54
		3.	Increased Costs of Raw Materials and Purchased Energy	54
IX.	Voting Procedures and Requirements			55
	A.	Vote Required for Acceptance by a Class		55
	B.	Classes Not Entitled to Vote		56
	C.	Voting		56
	D.	Beneficial Owners		57
	E.	Nominees		57
		1.	Pre-Validated Ballots	58
		2.	Master Ballots	58
		3.	Miscellaneous	58
		4.	Fiduciaries And Other Representatives	59
		5.	Agreements Upon Furnishing Ballots	59
		6.	Change of Vote	59
	F.	Waivers of Defects, Irregularities, etc		59
	G.	Further Information, Additional Copies		60
X.	Confirmation of the Plan			60
	A.	Confirmation Hearing		60
	B.	General Requirements of Section 1129		61
	C.	Best Interests Test		61
	D.	Liquidation Analysis		61
	E.	Feasibility		61
	F.	Section 1129(b)		62

(continued)

(continued)

Page

D.	Information Reporting and Backup Withholding	77
XIII.	Conclusion	78

Exhibit A	Joint Prepackaged Plan of Reorganization
Exhibit B	Panolam’s Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009
Exhibit C	Panolam’s Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 20, 2009
Exhibit D	Panolam’s Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 10, 2009
Exhibit E	Restructuring Support Agreement
Exhibit F	Pro Form Financial Projections
Exhibit G	Reorganized Valuation Analysis
Exhibit H	Liquidation Analysis
Exhibit I	Hypothetical Distribution of Excess Cash and Hypothetical Recovery Analysis

I.

GENERAL INFORMATION

A.                                    Description of the Debtors

The Debtors, which are privately owned, operate their businesses through a group of affiliated entities.  The Debtors in these Reorganization Cases are:

Panolam Holdings Co.

Panolam Holdings II Co.

Panolam Industries International, Inc.

Panolam Industries, Inc.

Pioneer Plastics Corporation

Nevamar Holding Corp.

Nevamar Holdco, LLC

Nevamar Company, LLC

1.                                       Business

Panolam, together with the Panolam Subsidiary Debtors, is a leading designer, manufacturer and distributor of decorative laminates in the United States and Canada.  Its products, which are marketed under the Panolam, Pluswood, Nevamar and Pionite brand names, are used in a wide variety of commercial and residential indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures and displays, and other specialty applications.  It also markets other decorative laminates including a fiber reinforced laminate product (“FRL”).  In addition to decorative laminates, it manufactures and distributes industrial laminate products, including Conolite, a fiber reinforced product (“FRP”).  It also produces and markets a selection of specialty resins for industrial uses, such as powdered paint, adhesives and melamine resins for decorative laminate production, custom treated and chemically prepared decorative overlay papers for the high pressure laminates (“HPL”) and thermally-fused melamine (“TFM”), industry, and a variety of other custom products such as bowling lanes and leather laminates.

Panolam is the only vertically integrated North American manufacturer of both HPL and TFM (with the exception of particle board production in the TFM business where it purchases approximately 50% of its needs), and it designs, manufactures and distributes its own products throughout its principal markets.  Panolam manufactures and sells its products through its wholly owned subsidiaries Panolam Industries Ltd., a Canadian corporation and non-debtor subsidiary, Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holding Corp., Nevamar Holdco, LLC and Nevamar Company, LLC.  For the year ended December 31, 2008, Panolam’s decorative laminates products comprised approximately 87% of net sales.

Panolam offers an array of decorative and industrial laminate products from premium to commodity grades at a broad range of prices.  HPL, TFM, FRL, FRP, Leatherlam and Panolam’s engineered laminates are utilized as durable and economical look-alike substitutes for natural surfacing materials such as wood, stone, leather and ceramic tile.  HPL is used in surfacing applications requiring greater surface wear and impact resistance than applications using TFM.  FRL, a proprietary product, is used in surfacing applications requiring greater surface wear, impact resistance and fire prevention than applications using HPL.  FRP is used in the building, trucking and recreational vehicle, or RV, markets.  A typical customer or end user of decorative overlays might utilize HPL, TFM, FRL, FRP or Leatherlam for different surfaces of the same project.  Panolam’s

TFM products consist of a standard palette of over 150 colors, patterns and wood grains.  Panolam’s HPL products consist of a standard palette of approximately 500 colors, patterns and wood grains.

Panolam markets and distributes its decorative laminate products through a geographically diverse network of approximately 300 independently owned and operated distributors.  For many of the distributors, Panolam is the exclusive supplier of HPL, TFM or other decorative laminates.  Panolam’s ability to offer matching decorative laminate products is one of its core value propositions.  Approximately 38% of Panolam’s sales for the twelve months ended December 31, 2008 were generated through 50 distributors that carry both of Panolam’s HPL and TFM brand product lines.  In addition, Panolam sells to approximately 700 national and regional original equipment manufacturers, or OEMs, who buy proprietary designs and customized versions of its products directly.

Panolam integrates new product development with marketing, manufacturing and product engineering to meet the needs of its customers.  Panolam has product engineering employees who work to enhance Panolam’s existing products and develop new product applications for Panolam’s growing base of customers who require custom solutions.  The products are supported by a dedicated in-house sales force and customer service team.

Panolam does not depend on any single customer or a particular group of customers.  No single customer individually accounted for more than 10% of Panolam’s 2008 or first six months of 2009 consolidated revenues.  Panolam services a number of diverse, high quality accounts.  Retail customers include CVS, Saks Fifth Avenue and Kohl’s.  Furniture customers include Herman Miller, Kitchen Craft Cabinetry, Bush Industries and Steelcase.  Panolam maintains strong relationships with other high quality accounts, including The Boeing Company, Brunswick Corporation, QubicaAMF Worldwide LLC and United Parcel Service of America, Inc.

Panolam relies on a combination of patent, trade name, trademark and copyright laws in the United States and other jurisdictions, as well as employee and third party non-disclosure agreements, license arrangements and domain name registrations, and on unpatented proprietary know-how and other trade secrets, to protect its products, components, processes and applications.  Panolam’s registered trademarks include: Panolam, Pionite, Conolite, Resopreg, Leatherlam, Nevamar, Pluswood, FRL, Melcor II, DecoCor, Chemarmor and Meluminum.

As of September 1, 2009, Panolam had approximately 958 employees (242 salaried and 716 hourly).  The approximately 197 hourly employees at Panolam’s Hampton, South Carolina, facility are represented by the Carpenters East Coast Industrial Council Local Union No. 3130 pursuant to a collective bargaining agreement which expires on October 1, 2014.  The approximately 219 full time and regular part time production and maintenance employees at Panolam’s Auburn, Maine, facility are represented by the International Brotherhood of Teamsters, Local 340, and are in the process of negotiating a collective bargaining agreement.

2.                                       Corporate History and Structure

Holdings, a Delaware corporation, owns 100% of Holdings II, a Delaware corporation, which owns 100% of Panolam, a Delaware corporation.  Panolam is the direct parent of Panolam Industries, Inc., Pioneer Plastics Corporation and Nevamar Holding Corp., each of which is a Delaware corporation, and Panolam Industries Ltd., a Canadian corporation and non-debtor subsidiary.  Nevamar Holding Corp. owns 100% of Nevamar Holdco, LLC which, in turn, owns 100% of Nevamar Company, LLC, each of which is a Delaware limited liability company.

On September 30, 2005, through a series of mergers and related transactions, Holdings acquired the business formerly conducted by Panolam Industries Holdings, Inc. (which was controlled by affiliates of The Carlyle Group) for an aggregate cash consideration of $347.5 million, less funded debt at closing and certain expenses of the transaction.  Debt financing for the leveraged buy-out was provided by (a) a $135 million term loan tranche and a $20 million revolving loan tranche, $2.5 million of which was drawn at the consummation of the transaction, under the Credit Agreement and (b) the issuance of $151 million in Senior Subordinated Notes.

Panolam acquired Nevamar Holdco, LLC and Nevamar Company, LLC on March 1, 2006.  In connection with this acquisition, Panolam amended the Credit Agreement to increase the term loan tranche to $215 million and to increase the revolving loan tranche to $30 million.

The chart below summarizes Panolam’s current corporate structure:

* Panolam Industries Ltd. is a non-debtor subsidiary of Panolam.

3.                                       Selected Financial Information

For the fiscal year ending December 31, 2008, Panolam, on a consolidated basis, generated $366.7 million in net sales.  As of June 30, 2009, Panolam reported total assets of $398.7 million and total liabilities of $440.7 million, including approximately $344.0 million of long-term debt.

B.                                    Prepetition Indebtedness and Capital Structure

1.                                       Equity

The capital stock of Holdings is privately held by (a) Genstar Capital Partners IV, L.P., Stargen IV, L.P. and certain affiliates (collectively, “Genstar Capital”), which hold 48.38% of the Holdings capital stock, (b) Sterling Group Partners II, L.P., Sterling Group Partners II (Parallel), L.P. and certain affiliates (collectively, “Sterling Group”), which hold 48.38%, (c) Robert Muller, Jr., who holds 2.5%, and (d) other Panolam employees collectively hold the remaining 0.74%.  Holdings holds all of the outstanding capital stock of Holdings II, which holds all of the outstanding capital stock of Panolam.

2.                                       Prepetition Indebtedness

(a)                                  The Term Loan and Revolving Loan

On September 30, 2005, Holdings II and Panolam entered into the Credit Agreement, together with the Administrative Agent and the lenders thereunder (the “Senior Lenders”).  The Credit Agreement provides for (i) a term loan facility in the amount of $215 million (the “Term Loan”), and (ii) a revolving credit facility in the maximum aggregate amount of $30 million (the “Revolving Loan”).  Obligations arising under the Credit Agreement are the direct obligation of Panolam, and are guaranteed by Holdings II and the Panolam Subsidiary Debtors.  As of September 30, 2009, there was approximately $193.5 million outstanding under the Credit Agreement, consisting of (i) a term loan in the aggregate principal amount of $167.6 million and (ii) revolving credit loans in the aggregate outstanding principal amount of $25.9 million, and excluding (y) outstanding undrawn letters of credit in the aggregate amount of approximately $4.1 million, and (z) accrued and unpaid interest thereon.

(b)                                 The Senior Subordinated Notes

On September 30, 2005, Panolam issued $151,000,000 of notes due October 1, 2013 under the 10 3/4% Indenture.

II.

KEY EVENTS LEADING TO THE DECISION TO COMMENCE THE VOLUNTARY
CHAPTER 11 REORGANIZATION CASES

A.                                    Industry-Specific Events

In the United States, decorative laminate sales have historically correlated closely with commercial and residential construction activity.  A significant portion of Panolam’s net sales is to companies that manufacture cabinetry, store fixtures and furniture for use by the construction industry and, in particular, the residential housing market and retail industry.  Spending on new construction and renovation in both the commercial and residential markets depends, in large part, upon the overall strength of business and consumer spending, which is linked to the availability of financing for construction activity, which is further linked to the overall health of the economy and the availability of financing (including for home buyers).  Reductions in construction activity, generally, materially reduce the demand for decorative laminates and adversely affect Panolam’s business.  The recent significant downturn in the construction industry has resulted in a material reduction in demand for decorative laminates which in turn has adversely affected Panolam’s business.  As deterioration in the construction industry and these markets has continued, Panolam’s results of operations have suffered.  Panolam is currently experiencing, among other things, (i) lower sales volume, (ii) higher product costs, (iii) reduced margins and (iv) increased pricing pressure from competitors.  Initially, Panolam felt the effects of deteriorating conditions when demand for its thermally-fused melamine (TFM) products softened.  As conditions have worsened, Panolam is now also experiencing lower demand for high pressure laminate (HPL) products.  TFM and HPL are part of the decorative overlay segment, which historically has accounted for nearly 90% of Panolam’s revenues.

Much of the slowdown in demand for HPL and TFM products is due primarily to weaknesses in the commercial and residential markets, respectively.  Over the past year, many residential homebuilders have reported decreases in new home orders, a trend that is exacerbated by the substantial nationwide inventory of homes on the housing market, a growing wave of residential home foreclosures and limited availability of financing for developers and home buyers alike, and it is difficult to predict how long these trends will continue.  In response to these widespread and continuing adverse conditions, Panolam may be forced to lower prices, cut costs and improve spending efficiency in an effort to mitigate deterioration in its results of operations and financial condition.  Further, the creditworthiness of its customers may deteriorate.  Although to date the commercial construction sector has not experienced the same level of weakness as the residential sector, the slower economy and tighter lending conditions may cause commercial projects to be increasingly cancelled or deferred.  Decreases in overall spending for new construction or renovation in any geographic region in which Panolam does a substantial amount of business has had a material adverse effect on its financial condition and results of operations and continued deterioration in the creditworthiness of its customers could have a material adverse impact on future revenue and liquidity.

B.                                    Liquidity Constraints and Prepetition Negotiations

Panolam suffered a net loss for 2008 of approximately $121.7 million, which is principally attributable to impairment charges related to fixed assets, goodwill and other indefinite lived intangible assets and to insufficient revenue to cover its relatively high percentage of fixed costs, including the interest costs on its debt and depreciation expense.  Panolam also had a stockholder’s deficit of $27.9 million as of December 31, 2008.  During the fourth quarter of 2008, in light of the weakening economy and Panolam’s concerns about the troubled credit markets, Panolam borrowed the full amount available under the Revolving Loan.

Given liquidity constraints resulting from the current weakness in the commercial and residential markets, coupled with their debt servicing requirements, the Debtors began analyzing various restructuring scenarios and their potential impact on the value of the Company, as well as refinancing opportunities.  To this end, in October 2008, the Debtors engaged Morpheus Capital Advisors and in March 2009 the Debtors engaged Weil, Gotshal & Manges LLP and Perella Weinberg Partners LP, who replaced Morpheus, to assist in analyzing restructuring scenarios and in negotiations with creditors and other groups affected by any potential restructuring.  Accordingly, the Debtors pursued negotiations with the Senior Lenders and the holders of Senior Subordinated Notes Claims regarding a financial restructuring of the Debtors.

On February 27, 2009, the Administrative Agent sent Panolam a notice of default under the Credit Agreement alleging that Panolam failed to comply with certain financial and reporting covenants set forth in the Credit Agreement.  On March 31, 2009, Panolam entered into a forbearance agreement with the Senior Lenders (the “Forbearance Agreement”) pursuant to which the Senior Lenders agreed to forbear from exercising any rights and remedies under the Credit Agreement relating to the aforementioned defaults — including any right to accelerate Panolam’s payment obligations under the Credit Agreement — until the earlier of (a) June 30, 2009, (b) the occurrence of an event of default under the Forbearance Agreement, or (c) the fulfillment of all obligations under the Forbearance Agreement and the Credit Agreement and the termination of the Credit Agreement.  The Forbearance Agreement, which expired by its terms on June 30, 2009, required Panolam to deliver to the Senior Lenders, on or before June 30, 2009, an excess cash flow payment related to the year ended December 31, 2008.  Panolam did not make the excess cash flow payment and, furthermore, did not make the regularly-scheduled June interest payment on either the Term Loan or Revolving Loan, which non-payments constitute defaults under the Forbearance Agreement.  On July 1, 2009, Panolam received a letter from the Administrative Agent notifying Panolam of its defaults under the Forbearance Agreement and that from and after such date the Senior Lenders again shall have the ability to accelerate all of the Panolam’s payment obligations under the Credit Agreement.  As of the date of this Disclosure Statement, Panolam has not received an acceleration notice from the Administrative Agent.

The terms of the Forbearance Agreement prohibited Panolam from, among other things, paying the scheduled April 1, 2009 interest payment on the Senior Subordinated Notes.  In addition, on March 30, 2009, the Administrative Agent issued Panolam a “blockage notice” directing Panolam not to make the April 1, 2009 interest payment on the Senior Subordinated Notes.  By virtue of its non-payment of interest on the Senior Subordinated Notes, Panolam was in default under the 10 3/4% Indenture.  Consequently, after the lapse of a 30-day grace period, the holders of Senior Subordinated Notes Claims were entitled to accelerate Panolam’s obligations under the Senior Subordinated Notes.  Panolam did not cure the default within the requisite cure period and, as a result, on May 1, 2009, Panolam purportedly was in payment default under the 10 3/4% Indenture.  The Indenture Trustee informed the holders of Senior Subordinated Notes Claims of the payment default and of the event of default by letters dated April 9, 2009 and May 7, 2009, respectively.  Upon the occurrence of an event of default under the 10 3/4% Indenture, the Indenture Trustee or the holders of Senior Subordinated Notes Claims of at least 25% of principal amount of the Senior Subordinated Notes may declare the principal of, and accrued but unpaid interest on, all the Senior Subordinated Notes to be immediately due and payable.  As of the date of this Disclosure Statement, Panolam has not received an acceleration notice from the holders of Senior Subordinated Notes Claims or the Indenture Trustee.

C.                                    Restructuring Negotiations

Throughout the term of the Forbearance Agreement and thereafter, Panolam engaged both the Senior Lenders and the Ad Hoc Noteholder Group (as defined below) in discussions about a potential financial restructuring.  In connection therewith, Panolam agreed to pay certain fees incurred by Sidley Austin LLP and Young Conway Stargatt & Taylor, as legal advisors and Conway Del Genio Gries & Co., LLC, as financial advisor to the Senior Lenders, and Akin Gump Strauss Hauer & Feld LLP and Ashby & Geddes, as legal advisors and Blackstone Advisory Services L.P., as financial advisor to the Ad Hoc Noteholder Group.

From March through September 2009, the Debtors held numerous meetings and conversations with the Administrative Agent, the Senior Lenders and the Ad Hoc Noteholder Group, as well as their financial and legal advisors.  The Debtors have actively negotiated with both groups of creditors to create a consensus on the appropriate restructuring of the outstanding debt.

On June 30, 2009, Panolam announced that it had reached an agreement in principle with the holders of Senior Subordinated Notes Claims holding 66% in principal amount of the Senior Subordinated Notes, led by Apollo Capital Management, together with its Affiliates (“Apollo”) and Eaton Vance Management, together with its Affiliates (“Eaton Vance” and, together with Apollo, the “Ad Hoc Noteholder Group”), to pursue a restructuring that would significantly reduce Panolam’s outstanding debt.

On July 1, 2009, the Administrative Agent under the Credit Agreement sent to Panolam a notice of default under the Forbearance Agreement on behalf of the Senior Lenders.  The notice stated that certain defaults under the Forbearance Agreement had occurred and were continuing, including failure to pay when due the interest payable and failure to deliver to the Administrative Agent (for the account and benefit of the Senior Lenders) when due the excess cash flow payment for fiscal year 2008.

On July 27, 2009, Panolam, the Ad Hoc Noteholder Group and the Senior Lenders holding approximately seventy-three percent (73%) of the aggregate principal amount of indebtedness under the Credit Agreement reached agreement in principal to pursue a restructuring on the terms and conditions set forth in the proposed Plan.  A restructuring pursuant to the proposed Plan would enable the Debtors to reduce the amount of debt on the balance sheet by approximately $151 million (or approximately 44%), eliminate approximately $16 million in annual cash interest payments to the holders of Senior Subordinated Notes Claims and free up additional cash that can be reinvested in the businesses.(4)

On September 25, 2009, (a) holders of more than two-thirds (2/3) in amount and half (1/2) in number of the (i) Senior Lender Credit Agreement Revolver Claims, (ii) Senior Lender Credit Agreement Term Claims, and (iii) Noteholder Credit Agreement Claims and (b) holders of 66% of the Senior Subordinated Notes Claims entered into the Restructuring Support Agreement, pursuant to which they agreed to support the restructuring transactions reflected in, and vote in favor of, the Plan.

D.                                    The Financial Restructuring Transaction

1.                                       Restructuring Support Agreement

On September 25, 2009, the Debtors entered into the Restructuring Support Agreement, attached to this Disclosure Statement as Exhibit “E” with the Consenting Holders.  Pursuant to the Restructuring Support Agreement, the Consenting Holders agreed to restructure and recapitalize the Revolving Loan, the Term Loan and the Senior Subordinated Notes (the “Financial Restructuring”).  The Debtors agreed to implement the Financial Restructuring through the solicitation of votes for the Plan and the filing of chapter 11 cases and the Plan.

(4) Savings are calculated as a gross amount of Senior Subordinated Notes less $3.5 million of fees paid to the Senior Lenders and Senior Subordinated Noteholders (both as defined in the Plan).

The Plan sets forth the Debtors’ post-Effective Date capital structure and the distribution each class of the Debtors’ creditors is to receive under the Plan.  Specifically, upon the Effective Date, among other things:

(a)                                  the holders of Senior Subordinated Notes Claims will receive from Panolam 90% of the New Capital Stock;

(b)                                 the holders of General Unsecured Claims will be unimpaired; and

(c)                                  the holders of Equity Interests in Holdings will receive the New Warrants and Equity Interests in Holdings and Holdings II will be cancelled (unless Holdings II is merged into Holdings).

2.                                       New Financing

In addition, Panolam is expected to enter into an amended and restated credit agreement, to be dated as of the Effective Date, by and among Reorganized Panolam, the other Reorganized Debtors (as guarantors), the holders of the Senior Lender Credit Agreement Claims, and the Administrative Agent (as amended or otherwise modified from time to time in accordance with the terms thereof, the “Amended and Restated Credit Agreement”) and a second lien credit agreement, to be dated as of the Effective Date, by and among Reorganized Panolam, the other Reorganized Debtors (as guarantors), the holders of Noteholder Credit Agreement Claims, and Apollo Laminates Agent, LLC (as amended or otherwise modified from time to time, the “New Second Lien Credit Agreement”), each of which shall be filed as part of the Plan Supplement (and be consistent with the terms set forth in the Plan Term Sheet).

(a)                                  The Amended and Restated Credit Agreement

Pursuant to the Amended and Restated Credit Agreement, Reorganized Panolam will issue amended and restated revolver notes in the aggregate principal amount equal to the lesser of (i) $15 million or (ii) the sum of (a) $5.9 million, which will be drawn on the Effective Date, (b) an amount equal to Excess Cash distributed pursuant to Section 4.2(b)(i) of the Plan, and (c) approximately $4.1 million on account of outstanding and undrawn letters of credit, which shall survive confirmation and remain in place post-Effective Date (the “Amended and Restated Revolver Notes”).  Of the issued amount of the Amended and Restated Revolver Notes, $5 million shall represent a letter of credit sub-limit.  “Excess Cash” means the Debtors’ Cash on hand in excess of $10 million (and, for the avoidance of doubt, after payment of the Debtors’ restructuring costs, including, without limitation, legal, business advisor, and success fees), as described more fully in the Plan.

Put differently, under the Amended and Restated Credit Agreement, the Amended and Restated Revolver Notes could be issued in an aggregate principal amount up to $15 million (of which $5 million will be reserved for a letter of credit sub-facility); provided, however, that (as illustrated in Exhibit “D” to the Plan) the size of such facility will be reduced by approximately $174 for every $1,000 of Excess Cash less than approximately $28.9 million.  Therefore, based on the Debtors’ current projected Excess Cash totaling $22.2 million, the revolving credit facility will be approximately $13.8 million as of the Effective Date, consisting of the sum of (i) $5.9 million, which will be drawn on the Effective Date, (ii) approximately $3.8 million in undrawn availability, and (iii) approximately $4.1 million on account of outstanding and undrawn letters of credit (which shall survive confirmation and remain in place post-Effective Date).  The Amended and Restated Credit Agreement will include a letter of credit sub-limit of $5 million and, if the Amended and Restated

Revolver Notes are issued in the maximum amount of $15 million, a direct borrowing sub-limit of $10 million.

Pursuant to the Amended and Restated Credit Agreement, Reorganized Panolam will also issue amended and restated term notes (the “Amended and Restated Term Notes”).  Based on the Debtors’ current projected Excess Cash totaling $22.2 million, such Amended and Restated Term Notes would be issued in an aggregate principal amount of $141.6 million.  As a result of the possible variance in the amount of the Excess Cash distributions and other adjustments described in the Plan and illustrated in Exhibit “D” thereof, the principal amount of the Amended and Restated Notes could be decreased by approximately $1,174 per $1,000 of cash distributed in excess of the Debtors’ current projected cash balance of $22.2 million.  Similarly, such principal amount shall be increased by approximately $1,174 per $1,000 of cash distributed below the Debtors current projected cash balance.

(b)                                 New Second Lien Credit Agreement

Pursuant to the New Second Lien Credit Agreement, Reorganized Panolam shall issue new second lien term notes in the aggregate principal amount of $25 million.

In addition to the foregoing summary, parties-in-interest are advised to review Exhibit “D” of the Plan — which, provides illustrative calculations of the defined terms used in Sections 1.10 (Amended and Restated First Lien Notes), 1.11 (Amended and Restated Revolver Notes), 1.13 (Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims) , 1.14 (Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims), 1.51 (Intercreditor Distribution Adjustment), and 1.52 (Intercreditor Adjustment Percentage) of the Plan (and noted above) — for a greater understanding of Reorganized Panolam’s post-Effective Date capital structure.

The summary below describes the anticipated principal terms of the Amended and Restated Credit Agreement and the New Second Lien Credit Agreement.  It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.  Capitalized terms used in the summaries below but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Credit Agreement and the New Second Lien Credit Agreement, as applicable.

Amended and Restated Revolver Notes

Borrower	Panolam.

Administrative Agent	Credit Suisse, Cayman Islands Branch.

Fees	See description of fees payable to holders of Senior Lender Credit Agreement Claims (as described in the discussion of the terms of the Amended and Restated Term Notes below).

Maximum Availability under Letter of Credit	Cap of $5 million.

Facility

Maximum Borrowings under Revolver Facility	Equal to the amount of the Amended and Restated Revolver Notes less $5 million letter of credit facility.

Maturity	June 30, 2013.

Interest Rate

Eurodollar Rate Loan, bearing cash-pay interest at the sum of the Eurodollar Rate plus 6.00%, with a Eurodollar Rate floor of 2.50%.

Default rate of 2.00% above the rate otherwise applicable, which would be applicable upon any event of default and payable on the then outstanding principal amount.

Guarantees	Fully and unconditionally guaranteed on a joint and several basis by each of the Panolam Subsidiary Debtors and Panolam’s post-Effective Date parent company.

Collateral	Consistent with the terms of the Amended and Restated Term Notes (as described below).

Covenants	Consistent with the terms of the Amended and Restated Term Notes (as described below).

Unused Commitment Fee	1%.

Voluntary Prepayment	Voluntary prepayments will not reduce the commitment.

Amended and Restated Term Notes

Borrower	Panolam.

Principal	Variable amount depending on amount of Excess Cash distributed pursuant to the Plan. See Section 2(a) of this Disclosure Statement.

Administrative Agent	Credit Suisse, Cayman Islands Branch.

Fees	A restructuring fee of $1 million shall be payable to all holders of Senior Lender Credit Agreement Claims. One-time restructuring fee equal to $500,000 payable to the

Administrative Agent on the Effective Date. Annual agency fee equal to $75,000 payable to the Administrative Agent on a quarterly basis.

Maturity	December 31, 2013.

Amortization	None in 2009 and the first two quarters of 2010. $500,000 per six months (first payment due December 31, 2010 for the six month period then ended).

Interest Rate

Eurodollar Rate Loan, bearing cash-pay interest at the sum of the Eurodollar Rate plus 6.00%, with a Eurodollar Rate floor of 2.50%.

Default rate of 2.00% above the rate otherwise applicable, which would be applicable upon any event of default and payable on the then outstanding principal amount.

Guarantees	Fully and unconditionally guaranteed on a joint and several basis by each of the Panolam Subsidiary Debtors and Panolam’s post-Effective Date parent company.

Collateral

Substantially similar collateral as under the Credit Agreement plus cash, cash equivalents, deposit accounts and securities accounts, with exceptions for payroll accounts, employee benefits accounts and other accounts containing Trust Funds (with a provision for the release of trust funds in each case), all under terms to be set forth in the definitive documentation.

For purposes of the foregoing, “Trust Funds” shall mean all funds held by the Company as a fiduciary, all taxes required to be collected or withheld (including, without limitation, federal and state withholding taxes), other funds and taxes for which the Company or its directors, officers or employees may have criminal or personal liability, and accrued and unpaid employee compensation.

Financial Covenants

Minimum cash interest coverage ratio and maximum first lien leverage ratio will be set based on a 20% cushion to management’s long-term business plan as set forth in the Panolam Chart of Provisions attached to the Plan Term Sheet.

First financial covenant test will occur at the end of the second fiscal quarter of 2010.

Maximum consolidated capital expenditures covenant will be revised based on a 10% cushion to the business plan as set forth in the Panolam Chart of Provisions.

Definitions used in the financial covenants shall be acceptable to the holders of Senior Lender Credit Agreement Claims and Panolam.

Voluntary Prepayment	Voluntary prepayment will be permitted at any time without premium or penalty. All voluntary prepayments to be applied as directed by Panolam.

Additional/Modified Covenants

Negative Covenants. No general basket for restricted payments. Equity issuances (other than in connection with the Equity Cure Rights described below) permitted so long as they are not consummated during the two weeks prior to the end of each fiscal quarter and proceeds are applied to reduce the Amended and Restated First Lien Notes in accordance with the mandatory prepayments discussed below. Limited baskets for additional indebtedness, liens, investments, contingent liabilities, asset sales and acquisitions shall be as set forth in the Panolam Chart of Provisions, as applicable.

Management Fees. No cash-pay fees payable to holders of Equity Interests in Holdings II or Panolam or their respective Affiliates (including, without limitation, board fees for directors employed by Apollo and Eaton Vance or any of their respective Affiliates).

Reporting. Panolam to provide consolidated financial reporting on a quarterly basis and (for so long as the Amended and Restated First Lien Notes leverage ratio is greater than 4.0x) on a monthly basis, in both cases including year-to-date reporting and a comparison to budget and to schedule a telephone conference with the holders of the Amended and Restated First Lien Notes quarterly. Annual audited financials to be provided. Panolam’s preliminary budget for each fiscal year shall be delivered 30 days prior to the end of the prior fiscal year and a final budget delivered 60 days after the beginning of the applicable fiscal year.

Equity Cure Rights. Exercisable no more than three times in total (and no more than twice in any four consecutive quarters), limited to an aggregate maximum cap of $15 million (with a per cure limit of the amount necessary to cure the applicable default), and proceeds to be applied as a mandatory prepayment of the Amended and Restated First Lien Notes.

Other. Moody’s and S&P ratings to be obtained and maintained until the Amended and Restated First Lien Notes are paid in full.

Mandatory Prepayments

Mandatory prepayments required in circumstances substantially similar to the Credit Agreement (including full reinvestment rights with respect to net asset sale proceeds for asset sales within the $5M basket), in all cases to be applied to reduce, on a pro rata basis, the Amended and Restated First Lien Notes. Notwithstanding the foregoing, prepayments in respect of (i) equity issuances in respect of Equity Cure Rights, (ii) US and Canadian tax refunds for fiscal year 2008 to the extent received after December 31, 2009, and (iii) asset sales and change of control transactions to be set, in each case, at 100% of the proceeds (subject to the net asset sale proceeds reinvestment right discussed above).

Excess Cash Sweep & Anti-hoarding

Commencing Fiscal Year 2010, annual excess cash flow sweep, with calculation mechanism to be determined, applied to reduce amounts outstanding under the Amended and Restated First Lien Notes based on the following grid:

	Amended and Restated First Lien Notes Leverage Ratio	Cash Flow Sweep Percentage

	Greater than 5.0x	100%

	5.0x – 4.0x	75%

	Lower than 4.0x	50%

Anti-hoarding. A one-time sweep of the cash (including any portion of the tax refunds referred to in clause (ii) of the description of “Mandatory Prepayments” above received on or prior to December 31, 2009) on Panolam’s balance sheet (as of December 31, 2009) in excess of $20 million in liquidity (cash plus availability under the Amended and Restated Revolver Notes facility) applied to reduce amounts outstanding under the Amended and Restated First Lien Notes.

Voting

Releases of liens with respect to all or substantially all of the collateral and releases of Holdings II from its guaranty or all or substantially all of the Panolam Subsidiary Debtors from their obligations under the Subsidiary Guaranty will require 95% lender consent.

Eligible Assignees	The holders of Allowed Senior Subordinated Notes Claims will be eligible assignees.

New Second Lien Term Notes

Borrower	Panolam.

Principal	$25 million in aggregate principal amount.

Second Lien Administrative Agent	Apollo Laminates Agent LLC.

Maturity	June 30, 2014.

Amortization	None.

Interest and Agent	Cash-pay interest at a rate of 2% plus PIK interest at a rate of 10%, or, at Panolam’s option, but only if at the time of payment the Amended and

Fees

Restated First Lien Notes leverage ratio is less than 4.0x and Panolam’s liquidity (cash plus availability under the Amended and Restated Revolver Notes facility) is greater than $7.5 million (both leverage and minimum liquidity to be calculated after giving effect to the payment of the New Second Lien Term Notes cash interest), cash-pay interest at a rate of 10%.  Any cash pay interest shall be payable quarterly.  Annual agency fee of $25,000, payable quarterly, to the Second Lien Administrative Agent.

Guarantees	New Second Lien Term Notes will be fully guaranteed on a joint and several basis by each of the Panolam Subsidiary Debtors and Panolam’s post-Effective Date parent company.

Collateral

Secured by second liens on all of the same collateral as the Amended and Restated Credit Agreement, subject to an intercreditor agreement which provides for lien subordination and for the payment subordination described in the New Intercreditor Agreement Term Sheet and includes a 120 day standstill period, turn-over obligations and any other restrictions on the New Second Lien Term Notes holders’ rights which are mutually agreed upon.  The main terms of the intercreditor agreement were negotiated by the Administrative Agent, Apollo and Eaton Vance and are set forth in the New Intercreditor Agreement Term Sheet.

Covenants

Minimum cash interest coverage ratio and maximum first lien leverage ratio will be set based on a 30% cushion to management’s long-term business plan.

Maximum consolidated capital expenditures covenant will be revised based on a 20% cushion to such business plan.

Prepayments	None unless and until the Amended and Restated First Lien Notes are repaid in full.

Fee	$2.0 million restructuring fee distributed pro rata to holders of New Second Lien Term Notes.

Cross Default/Acceleration

The New Second Lien Term Notes will have a cross default with respect to a payment event of default under the Amended and Restated First Lien Notes and a cross-acceleration if the Amended and Restated First Lien Notes are accelerated or if the lenders under the Amended and Restated Credit Agreement sweep cash or terminate the Amended and Restated Revolver Notes facility commitment.

New Capital Stock

On the Effective Date, the New Capital Stock shall be issued by Reorganized Holdings.  A portion of such New Capital Stock shall be contributed to Reorganized Panolam to be distributed on behalf of Reorganized Panolam to holders of Senior Subordinated Notes Claims and the remainder of such New Capital Stock issued on the Effective Date shall be distributed by Reorganized Holdings to certain members of management under the Management Incentive Plan (defined below).  Each share of New Capital Stock will have the same rights, preferences, privileges, interests and attributes, and shall be subject to the same limitation, as every other share of New Capital Stock.  Each share of New Capital Stock entitles the holder to one (1) vote with respect to each matter on which the holders of New Capital Stock are entitled to vote, including elections of directors.

The holders of New Capital Stock will be entitled to receive such dividends and other distributions in cash, stock, evidences of indebtedness or property of Reorganized Panolam as may be declared from time to time by the board of directors of Reorganized Panolam out of funds legally available therefore, and, upon any liquidation, dissolution or winding up of affairs, will be entitled to participate pro rata (at the same rate per share of the New Capital Stock) in all distributions to the holders of New Capital Stock.

New Warrants

Pursuant to the Plan, on the Effective Date, Reorganized Holdings will issue to the holders of Equity Interests in Holdings the New Warrants to purchase a number of shares of New Capital Stock equal to 2.5% of the fully diluted shares of New Capital Stock issued or issuable as of the Effective Date at an exercise price of $0.01 per share of New Capital Stock for each New Warrant.  The anticipated principal terms of the New Warrants are as follows:

Number of Warrants

Current holders of Equity Interests will receive their pro rata portion of the New Warrants to purchase up to 2.5% of the fully diluted shares of New Capital Stock issued or issuable as of the Effective Date.

Exercise Price	$0.01 per share.

Issue Date	Effective Date.

Term	The New Warrants will only be exercisable upon a Change of Control (as defined below).

Expiration Date	The 10th anniversary of the Effective Date.

Exercise Date	Prior to the Expiration Date, the New Warrants shall be automatically exercised immediately prior to a Change of Control of Reorganized Holdings.

Form of Delivery

Upon exercise of any of the New Warrants, each holder must provide Reorganized Holdings with (a) payment of the aggregate Exercise Price for all New Warrants exercised (unless the consideration being distributed is cash and a cashless exercise is elected by such holder), (b) all certificates evidencing the New Warrants and (c) any other documentation reasonably requested by Reorganized Holdings.  In the event that any of the New Warrants are exercised, Reorganized Holdings shall deliver shares of New Capital Stock to the holder of such New Warrants or shall deliver proceeds from a sale of Reorganized Holdings on an “as exercised” basis.

Change of Control

A “Change of Control” shall mean:

(a)           A sale or transfer of shares of the New Capital Stock (including new issuances by Reorganized Holdings and secondary transfers by stockholders) to a purchaser or purchasers in a single transaction or a series of related transactions which results in (i) such purchaser(s) owning a majority of the issued and outstanding shares of capital stock of Reorganized Holdings and (ii) Apollo and Eaton Vance and their Affiliates owning less than 20% of the issued and outstanding shares of capital stock of Reorganized Holdings;

(b)           A sale, transfer or other disposition of all or substantially all of the assets of Reorganized Holdings and its direct and indirect subsidiaries in a single transaction or a series of related transactions;

(c)           A merger, consolidation, combination, recapitalization or similar transaction involving Reorganized Holdings or its direct or indirect subsidiaries (other than solely among or between Reorganized Holdings and any of its subsidiaries) in a single transaction or a series of related transactions where, after giving effect to such transactions(s), Reorganized Holdings is not the surviving entity or Apollo, Eaton Vance and their Affiliates do not have the ability to elect at least one third of the board of directors of Reorganized Holdings;

(d)           An initial public offering of the New Capital Stock in which the pre-offering holders of the New Capital Stock are selling stockholders and, after which, Apollo and Eaton Vance and their Affiliates own less than 20% of the issued and outstanding shares of capital stock of Reorganized Holdings;

(e)           If the pre-offering holders of the New Capital Stock are not selling stockholders in the initial public offering or do not otherwise receive a cash distribution in contemplation of an initial public offering, but Reorganized Holdings completes an initial public offering, the earliest to occur of (i) the 2nd anniversary of the consummation of the initial public offering and (ii) 30 days prior to the Expiration Date; or

(f)            A liquidation, dissolution or winding up of Reorganized Holdings and its subsidiaries.

Anti-dilution

The New Warrant certificates shall provide for simple anti-dilution protection only, i.e., the adjustment of the Exercise Price and the number of shares of New Capital Stock purchasable upon the exercise of each New Warrant in the case of (a) the distribution of any dividends in New Capital Stock after the Issue Date, (b) a stock split or a reverse stock split of the New Capital Stock after the Issue Date, and (c) any issuance of additional shares of capital stock after the Issue Date for a purchase price less than the then applicable fair market value of such capital stock (other than issuances to employees, officers or directors of Reorganized Holdings pursuant to a management incentive plan approved by the board of directors of Reorganized Holdings).  Prior to exercise, holders of the New Warrants shall be entitled to their pro rata share (on an as-converted basis) of any cash distributions (including cash dividends, distributions, spinoffs, etc.) to holders of the New Capital Stock in excess of $10 million in the aggregate.  There will be no other anti-dilution protection nor, prior to exercise, any right to receive cash dividends or adjustments made on account of cash dividends on the capital stock of Reorganized Holdings.

Transferability	The New Warrants will be transferable.

Compliance With Securities Laws

The issuance of the New Warrants in connection with the Plan shall be exempt from the registration requirements set forth in the Securities Act and all applicable state securities laws pursuant to Section 1145 of the Bankruptcy Code.

3.                                       Purpose of the Financial Restructuring

The purpose of the Financial Restructuring is to reduce Panolam’s leverage and to enhance its long-term growth and competitive position.  Specifically, the Financial Restructuring is designed to reduce the book value of Panolam’s outstanding debt obligations (including its outstanding revolving credit facility borrowings, Term Loan borrowing and gross amount of Senior Subordinated Notes) from approximately $344,514,000 as of June 30, 2009 to a book value currently estimated to be approximately $171.4 million (in each case excluding debt discount) on a pro forma basis as of the consummation of the Financial Restructuring.  Panolam will also be able to improve its liquidity by extending the maturity dates on its existing term credit facility from 2012 to 2014 and its existing revolving credit facility from 2010 to 2013.

Panolam believes that the Financial Restructuring will reassure customers and suppliers that it is financially sound, reduce any reluctance to conduct business with Panolam and allow it to improve the terms of transactions with its customers and suppliers.  Furthermore, resolution of liquidity concerns and completion of the Financial Restructuring will allow management to focus its attention on operations and long-term planning rather than on short-term financial management.

4.                                       Distributions in Connection with the Financial Restructuring

In connection with the Financial Restructuring, upon the Effective Date, Reorganized Panolam shall make the following distributions to holders of Senior Lender Credit Agreement Revolver Claims, Senior Lender Credit Agreement Term Claims, and Noteholder Credit Agreement Claims.  The composition of the distributions (other than the distribution to the holders of Noteholder Credit Agreement Claims) is variable, depending upon the amount of Excess Cash available on the Effective Date.  The Excess Cash distributable to holders of Senior Lender Credit Agreement Revolver Claims and Senior Lender Credit Agreement Claims may be adjusted to reflect the revolver facility commitment of $15,000,000 (with a $5,000,000 letter of credit sub-limit), of which the holders of Senior Lender Credit Agreement Revolver Claims are willing to provide (i) $9,972,000 (as of the Effective Date) of drawn revolving loans and outstanding but undrawn letters of credit, plus (ii) some portion of the amount of Excess Cash distributable to such holders under the Plan, which if below a certain amount, will result in an initial liquidity shortfall.  This liquidity shortfall would be remedied by reducing the amount of Excess Cash available for distribution under the Plan to holders of Senior Lender Credit Agreement Revolver Claims and Senior Lender Credit Agreement Term Claims, which Cash would be retained by the Debtors.  The effect of the reduced amount of Excess Cash for distribution is reflected in Exhibit “I” hereto, which presents a hypothetical distribution of Excess Cash.

(a)           Distributions to Holders of Senior Lender Credit Agreement Revolver Claims

A holder of Claims arising out of the revolving credit loan memorialized through the revolving notes issued under the Credit Agreement (the “Senior Lender Credit Agreement Revolver Claims”) shall receive (i) an amount of cash equal to the Intercreditor Distribution Adjustment (as illustrated by the hypothetical distribution reflected in Exhibit “I”) plus its pro rata share (based on the amount of the Allowed Senior Lender Credit Agreement Revolver Claim held by such holder divided by the total amount of Allowed Senior Lender Credit Agreement Claims) of Excess Cash, (ii) its pro rata share of Amended and Restated Revolver Notes, (iii) a pro rata share of the Amended and Restated Term Notes distributable to Senior Lender Credit Agreement Revolver Claims, and (iv) Cash to pay a portion of the Claim as set forth in sections 4.2(a)(ii) and 4.2(a)(iii) of the Plan.

(b)           Distributions to Holders of Senior Lender Credit Agreement Term Claims

A holder of claims arising out of the term credit loan memorialized through the term notes issued under the Credit Agreement (other than Noteholder Credit Agreement Claims) (the “Senior Lender Credit Agreement Term Claims”) shall receive (i) its pro rata share (based on the amount of the Allowed Senior Lender Credit Agreement Term Claim held by such holder divided by the total amount of Allowed Senior Lender Credit Agreement Claims) of Excess Cash minus the Intercreditor Distribution Adjustment (as illustrated by the hypothetical distribution in Exhibit “I”) (ii) a pro rata share of Amended and Restated Term Notes distributable to Senior Lender Credit Agreement Term Claims, and (iii) Cash to pay a portion of the Claim as set forth in sections 4.3(a)(ii) and 4.3(a)(iii) of the Plan.

(c)           Noteholder Credit Agreement Claims

The holders of Noteholder Credit Agreement Claims shall receive from Reorganized Panolam (i) its pro rata share of the New Second Lien Term Notes and (ii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.4(a)(ii) and 4.4(a)(iii) of the Plan.

In addition to the foregoing summary, parties-in-interest are advised to review Exhibit “D” of the Plan – which, provides an illustrative calculation of the defined terms used in Sections 1.10 (Amended and Restated First Lien Notes), 1.11 (Amended and Restated Revolver Notes), 1.13 (Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims) , 1.14 (Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims), 1.51 (Intercreditor Distribution Adjustment), and 1.52 (Intercreditor Adjustment Percentage) of the Plan (and noted above) – for a greater understanding of the recoveries of the holders of Senior Lender Credit Agreement Revolver Claims and Senior Lender Credit Agreement Term Claims under the Plan.

III.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A.                                    Administration of the Plan

Each of the Debtors intends to continue to operate their businesses in the ordinary course throughout their chapter 11 cases as they had prior to the commencement date of the chapter 11 cases (the “Commencement Date”).  On the Commencement Date, the Debtors intend to have their chapter 11 cases jointly administered for procedural purposes.

B.                                    Operational Issues After the Commencement Date

On the Commencement Date, the Debtors intend to request a series of orders from the Bankruptcy Court to minimize any disruption of their business operations and to facilitate their reorganization.  These requests include, but are not limited to, the following:

(a)           Trade Vendor Matters.  The Debtors consider good relations with their trade and other business vendors to be essential to the continued operation of their businesses during the pendency of their respective chapter 11 cases.  Accordingly, and in light of the anticipated distribution, to general unsecured creditors of 100% of their Allowed Claims, the Debtors intend to file a motion requesting an order of the Bankruptcy Court (the “Vendor Motion”) authorizing payments to their respective trade vendors as they become due in the ordinary course of business, including any amounts that may relate to claims arising prior to the Commencement Date, as long as the vendors who receive such payments continue to provide the Debtors with customary shipments and credit terms.  The Vendor Motion will also address any possessory lien holders and holders of claims under section 503(b)(a) of the Bankruptcy Code.

(b)           Employee Matters.  On the Commencement Date, the Debtors intend to seek an order of the Bankruptcy Court authorizing them to pay their employees’ wages, salaries, reimbursable expenses and accrued and unpaid benefits incurred prior to the Commencement Date.

(c)           Use of Cash Collateral.  On the Commencement Date, the Debtors intend to seek an order of the Bankruptcy Court authorizing the use of cash collateral under certain terms and conditions, including without limitation, the monthly payment of interest at the non-default rate to the Senior Lenders and of the fees and expenses of the Administrative Agent’s Professionals and the Ad Hoc Noteholder Group’s Professionals.

(d)           Operation of Business.  The Debtors also will seek various other orders to effectuate a smooth transition through the chapter 11 process.  These include, but are not limited to, orders permitting them to continue their respective customer programs, to pay certain insurance obligations (including workers’ compensation insurance), and to maintain their cash management system.

C.                                    Confirmation Hearing

The Debtors anticipate that as soon as practicable after commencing their chapter 11 cases, they will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of the Disclosure Statement and the Solicitation of votes in connection therewith and (ii) confirmation of the Plan.  The Debtors anticipate that notice of these hearings will be published in USA Today and The Wall Street Journal and will be mailed to all known holders of

Claims and Equity Interests at least twenty-five (25) days before the date by which objections must be filed with the Bankruptcy Court.

D.                                    Timetable for the Chapter 11 Cases

Assuming that the Bankruptcy Court approves the scheduling motion with respect to the Confirmation Hearing, the Debtors anticipate that the Confirmation Hearing will occur within approximately 40 days of the Commencement Date.  The Debtors do not currently anticipate any significant objections to confirmation.  If such objections were to be raised, the anticipated timing for the Confirmation Hearing could be delayed, perhaps substantially.

IV.

THE PLAN

A.                                    Classification and Treatment of Claims and Equity Interests Under the Plan

The Plan is premised upon the substantive consolidation of the Debtors for the purposes of the Plan only.  Accordingly, for purposes of the Plan, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity.

The following table designates the Classes of Claims against, and the Equity Interests in, the Debtors, and specifies which of those Classes and Equity Interests are (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan.

Class	Description	Treatment	Entitled to Vote	Estimated Recovery
1	Priority Non-Tax Claims	Unimpaired. Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a different treatment, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim.	No (deemed to accept)	100%

Class	Description	Treatment	Entitled to Vote	Estimated Recovery
2A	Senior Lender Credit Agreement Revolver Claims

Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Revolver Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached to the Plan as Exhibit “D,” (i) an amount of Cash equal to the Intercreditor Distribution Adjustment plus its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Revolver Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash, (ii) its pro rata share of the Amended and Restated Revolver Notes, (iii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims, and (iv) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Revolver Claims set forth in Sections 4.2(a)(ii) and 4.2(a)(iii) of the Plan.

			Yes	100%
2B	Senior Lender Credit Agreement Term Claims

Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Term Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached to the Plan as Exhibit “D,” (i)(a) its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Term Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash minus (b) the Excess Cash Adjustment and minus (c) an amount of Cash equal to the Intercreditor Distribution Adjustment, (ii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims, and (iii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.3(a)(ii) and 4.3(a)(iii) of the Plan.

			Yes	100%
3	Noteholder Credit Agreement Claims	Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Noteholder Credit Agreement Claim shall receive from Reorganized Panolam (i) its pro rata share of the New Second Lien Term Notes and (ii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.4(a)(ii) and 4.4(a)(iii) of the Plan.	Yes	100%

Class	Description	Treatment	Entitled to Vote	Estimated Recovery
4	Other Secured Claims

Unimpaired. On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default. All Allowed Other Secured Claims that are not due and payable on or before the Effective Date shall, at the Debtors’ option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

			No (deemed to accept)	100%
5	Senior Subordinated Notes Claims

Impaired. On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Subordinated Notes Claim shall exchange with Reorganized Panolam all, and not less than all, of such holder’s Senior Subordinated Notes for such holder’s pro rata share (based upon the principal amount of Senior Subordinated Notes held by such holder) of ninety percent (90%) of the sum of (i) the number of shares of New Capital Stock outstanding on the Effective Date, including New Capital Stock issued to management pursuant to the Management Incentive Plan, plus (ii) the number of shares of New Capital Stock reserved for issuance under the Management Incentive Plan.

			Yes	49%(5)

(5) Recovery based on mid-point valuation and illustrated prior to dilution of the New Capital Stock from the New Warrants and the Management Incentive Plan.

Class	Description	Treatment	Entitled to Vote	Estimated Recovery
6	General Unsecured Claims

Unimpaired. Each holder of an Allowed General Unsecured Claim shall receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business, or (iii) as otherwise agreed by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

			No (deemed to accept)	100%
7	Debtor Section 510(b) Claims	Impaired. On the Effective Date, all Debtor Section 510(b) Claims shall be extinguished with no distribution; provided, however, that nothing in section 4.10 of the Plan shall affect or limit the rights or obligations set forth in section 8.5 thereof.	No (deemed to reject)	0%
8	Intercompany Claims	Unimpaired. On or as soon as practicable after the Effective Date, all Intercompany Claims will either be reinstated to the extent determined to be appropriate by the Debtors or adjusted, continued or capitalized (but not paid in Cash), either directly or indirectly, in whole or in part; provided, however, that the Intercompany Claims held by any foreign non-Debtor subsidiary of Panolam may be paid in full in Cash. Any such transaction may be effected on or subsequent to the Effective Date without any further action by equityholders of Reorganized Holdings.	No (deemed to accept)	100%
9	Equity Interests in Holdings II, Panolam and Panolam Subsidiary Debtors	Unimpaired. On the Effective Date and subject to Section 5.5 of the Plan, all of the Equity Interests of the Panolam Subsidiary Debtors shall continue to be owned by Panolam or Nevamar Holding Corp., as applicable. On the Effective Date, all of the Equity Interests of Panolam shall be cancelled and the Equity Interests of Reorganized Panolam shall be owned by Reorganized Holdings. On the Effective Date, all of the Equity Interests in Holdings II will be cancelled, unless Holdings II is merged into Holdings.	No (deemed to accept)	100%

Class	Description	Treatment	Entitled to Vote	Estimated Recovery
10	Equity Interests in Holdings

Impaired. On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Equity Interests in Holdings shall be cancelled, and each holder of an Allowed Equity Interest in Holdings shall be permitted, in full satisfaction of such Equity Interest, to exchange with Holdings all of its Allowed Equity Interests in Holdings for its pro rata share of New Warrants.

			Yes	N/A

1.                                       Description of Unclassified Claims

Generally, the Plan provides for the payment in full of Administrative Expense Claims and Priority Tax Claims.  The Debtors estimate that the amount of such Claims will be approximately $11.5 million in Administrative Expense Claims and $3.3 million in Priority Tax Claims, assuming the Plan becomes effective within 70 days after the Commencement Date.  Delays in the case due to litigation, regulatory approvals, or unforeseen events could materially increase the amount of such Claims.

(a)           Administrative Expense Claims

Administrative expense claims include any right to payment constituting a cost or expense of administration of any of the Reorganization Cases Allowed under and in accordance with, sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code (the “Administrative Expense Claims”).  Those expenses will include, but are not limited to, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates or operating the Debtors’ businesses, (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, (c) any compensation for professional services rendered and reimbursement of expenses incurred by a professional retained by order of the Bankruptcy Court or otherwise allowed pursuant to section 503(b) of the Bankruptcy Code, (d) the reasonable fees, costs, and expenses (“Indenture Trustee Fee Claims”) incurred by the Indenture Trustee, and/or its successors, (e) all reasonable fees and expenses incurred by Akin Gump Strauss Hauer & Feld LLP, Ashby & Geddes and Blackstone Advisory Services L.P. (the “Ad Hoc Noteholder Group’s Professionals”), pursuant to the terms of their respective prepetition engagement letters, and (f) all reasonable fees and expenses incurred by Sidley Austin LLP, Young Conaway Stargatt & Taylor, LLP, and Conway, Del Genio, Gries & Co., LLC pursuant to its prepetition engagement letter (the “Administrative Agent’s Professionals”).

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, or a different treatment is provided for by order of the Bankruptcy Court (including, without limitation, any order governing the use of cash collateral, which shall provide, among other things, for payment of the unpaid fees and expenses of the Administrative Agent’s Professionals and the Ad Hoc Noteholder Group’s Professionals on a monthly basis in arrears, promptly after the receipt of the applicable invoice) each holder of an Allowed Administrative Expense Claim shall receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of professionals retained by the Debtors in the ordinary course of their business, if any, on such terms as are customary between the Debtors and such professionals, or (b) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.  Indenture Trustee Fee Claims, the fees and expenses of the Ad Hoc Noteholder Group’s Professionals incurred through and not otherwise paid as of the Effective Date, and the unpaid fees and expenses of the Administrative Agent’s Professionals incurred through and not otherwise paid as of the Effective Date shall be paid in full in Cash by the Reorganized Debtors on the Effective Date without the need for Bankruptcy Court approval.

(b)           Professional Compensation and Reimbursement Claims

All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and (b) be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Allowed Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

(c)           Priority Tax Claims

Priority tax claims consist of any Claims of governmental authorities of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, (the “Priority Tax Claim”).  These unsecured claims are given a statutory priority in right of payment.  The Debtors do not intend to set a bar date for filing proofs of claims, and therefore it is difficult to estimate the number and amount of Priority Tax Claims, if any, that will be filed with the Bankruptcy Court.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim, (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date, or (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business.

2.                                       Description of Classified Claims

(a)           Priority Non-Tax Claims (Class 1)

The Claims in Class 1 are Claims against any of the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, that are entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code (the “Priority Non-Tax Claim”), including, to the extent applicable, certain wage, salary and other compensation obligations to employees of the Debtors.

Impairment and Voting.  Class 1 is unimpaired by the Plan.  Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

Distributions.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a different treatment, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim.

(b)           Senior Lender Credit Agreement Revolver Claims (Class 2A)

The Claims in Class 2A include any Claims held by the Senior Lenders against any Debtor arising under or in connection with the Revolving Loan (the “Senior Lender Credit Agreement Revolver Claims”).

Impairment and Voting.  Class 2A is impaired by the Plan.  The Senior Lender Credit Agreement Revolver Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $30 million (which amount includes approximately $4.1 million on account of outstanding and undrawn letters of credit, which shall survive confirmation and remain in place post-Effective Date), plus (ii) all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided in the Plan to be paid or satisfied, plus (iii) all other Obligations (as defined in the Credit Agreement), except to the extent that the claims of the Administrative Agent under the Credit Agreement are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Lender Credit Agreement Revolver Claim is entitled to vote to accept or reject the Plan.

Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Revolver Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached to the Plan as Exhibit “D,” (i) an amount of Cash equal to the Intercreditor Distribution Adjustment plus its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Revolver Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash (the “Revolver Claim Paydown”), (ii) its pro rata share of the Amended and Restated Revolver Notes, (iii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims, and (iv) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Revolver Claims set forth in Sections 4.2(a)(ii) and 4.2(a)(iii) of the Plan.

(c)           Senior Lender Credit Agreement Term Claims (Class 2B)

The Claims in Class 2B include any Claims held by the Senior Lenders (other than any Noteholder Credit Agreement Claim, as defined below) against any Debtor arising under or in connection with the Term Loan (the “Senior Lender Credit Agreement Term Claims,” and together with the Senior Lender Credit Agreement Revolver Claims, the “Senior Lender Credit Agreement Claims”).

Impairment and Voting.  Class 2B is impaired by the Plan.  The Senior Lender Credit Agreement Term Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) approximately $142.6 million, plus (ii) its pro rata share of all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided in the Plan to be paid or satisfied, plus (iii) its pro rata share of all other Obligations (as defined in the Credit Agreement), except to the extent that the claims of the Administrative Agent under the Credit Agreement are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Lender Credit Agreement Term Claim is entitled to vote to accept or reject the Plan.

Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Term Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached to the Plan as Exhibit “D,” (i) (a) its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Term Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash minus (b) the Excess Cash Adjustment and minus (c) an amount of Cash equal to the Intercreditor Distribution Adjustment (the “Term Claim Paydown” and, together with the Revolver Claim Paydown, the “Senior Lender Credit Agreement Claim Paydown”), (ii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims, and (iii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.3(a)(ii) and 4.3(a)(iii) of the Plan.

(d)           Noteholder Credit Agreement Claims (Class 3)

The Claims in Class 3 are $25 million in aggregate principal amount of the Term Loans held by Apollo and Eaton Vance (the “Noteholder Credit Agreement Claims” and, together with the Senior Lender Credit Agreement Claims, the “Credit Agreement Claims”) plus (ii) all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the Credit Agreement), except to the extent such Obligations are otherwise provided in the Plan to be paid or satisfied, attributable to the Noteholder Credit Agreement Claims.

Impairment and Voting.  Class 3 is impaired by the Plan.  The Noteholder Credit Agreement Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person in the aggregate amount of (i) $25 million, which Allowed amount represents principal, plus (ii) all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided in the Plan to be paid or satisfied, plus (iii) all other Obligations (as defined in the Credit Agreement) attributable to the Noteholder Credit Agreement Claims.  Each holder of an Allowed Noteholder Credit Agreement Claim is entitled to vote to accept or reject the Plan.

Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Noteholder Credit Agreement Claim shall receive from Reorganized Panolam (i) its pro rata share of the New Second Lien Term Notes and (ii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.4(a)(ii) and 4.4(a)(iii) of the Plan.

(e)           Other Secured Claims (Class 4)

The Claims in Class 4 include any Secured Claim asserted against the Debtors other than Senior Lender Agreement Claims and Noteholder Credit Agreement Claims (the “Other Secured Claims”).

Impairment and Voting.  Class 4 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Allowed Other Secured Claims that are not due and payable on or before the Effective Date shall, at the Debtors’ option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

(f)            Senior Subordinated Notes Claims (Class 5)

The Claims in Class 5 include any Claim against any Debtor arising under or in connection with the 10 3/4% Indenture (the “Senior Subordinated Notes Claims”).

Impairment and Voting.  Class 5 is impaired by the Plan.  The Senior Subordinated Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $151 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the Senior Subordinated Notes as of the Effective Date, plus (iii) all other Obligations (as defined in the 10 3/4% Indenture), except to the extent that claims of the Indenture Trustee under the Senior Subordinated Notes are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Senior Subordinated Notes Claim agrees to a different treatment, each holder of an Allowed Senior Subordinated Notes Claim shall exchange with Reorganized Panolam all, and not less than all, of such holder’s Senior Subordinated Notes for such holder’s pro rata share (based upon the principal amount of Senior Subordinated Notes held by such holder) of ninety percent (90%) of the sum of (i) the number of shares of New Capital Stock outstanding on the Effective Date, including New Capital Stock issued to management pursuant to the

Management Incentive Plan, plus (ii) the number of shares of New Capital Stock reserved for issuance under the Management Incentive Plan.

(g)           General Unsecured Claims (Class 6)

The Claims in Class 6 include any Claim against the Debtors that (a) is not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Credit Agreement Claim, Other Secured Claim, Senior Subordinated Notes Claim, Intercompany Claim or Debtor Section 510(b) Claim, or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim (the “General Unsecured Claims”).

Impairment and Voting.  Class 6 is unimpaired by the Plan.  Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

Distributions.  Each holder of an Allowed General Unsecured Claim shall receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business, or (iii) as otherwise agreed by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

(h)           Debtor Section 510(b) Claims (Class 7)

The Claims in Class 7 include any Claim against Panolam or any Panolam Subsidiary Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of Panolam or any Panolam Subsidiary Debtor or any affiliate of Panolam or any Panolam Subsidiary Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim (the “Debtor Section 510(b) Claims”).

Impairment and Voting.  Class 7 is impaired by the Plan.  Each holder of a Debtor Section 510(b) Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

Distributions.  On the Effective Date, all Debtor Section 510(b) Claims shall be extinguished with no distribution; provided, however, that nothing in section 4.10 of the Plan shall affect or limit the rights or obligations set forth in section 8.5 thereof.

(i)            Intercompany Claims (Class 8)

The Claims in Class 8 include any Claim held by a Debtor against another Debtor or Claims held by a Debtor against a non-debtor subsidiary of a Debtor (the “Intercompany Claims”).

Impairment and Voting.  Class 8 is unimpaired by the Plan.  Each holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

Distributions.  On or as soon as practicable after the Effective Date, all Intercompany Claims will either be reinstated to the extent determined to be appropriate by the Debtors or adjusted, continued or capitalized (but not paid in Cash), either directly or indirectly, in whole or in part; provided, however, that the Intercompany Claims held by any foreign non-debtor subsidiary of Panolam may be paid in full in Cash.  Any such transaction may be effected on or subsequent to the Effective Date without any further action by equityholders of Reorganized Holdings.

(j)            Equity Interests in Holdings II, Panolam and Panolam Subsidiary Debtors (Class 9)

The Equity Interests in Class 9 include the interests of any holders of equity securities of Holdings II, Panolam and the Panolam Subsidiary Debtors represented by issued and outstanding shares of capital stock other instrument evidencing a present ownership interest in Holdings II, Panolam or one of the Panolam Subsidiary Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

Impairment and Voting.  Class 9 is unimpaired by the Plan.  Each holder of an Allowed Equity Interest in Holdings II, Panolam or any Panolam Subsidiary Debtor is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

Distributions.  On the Effective Date and subject to Section 5.5 of the Plan, all of the Equity Interests of the Panolam Subsidiary Debtors shall continue to be owned by Panolam or Nevamar Holding Corp., as applicable.  On the Effective Date, all of the Equity Interests of Panolam shall be cancelled and the Equity Interests of Reorganized Panolam shall be owned by Reorganized Holdings.  On the Effective Date, all of the Equity Interests in Holdings II will be cancelled unless Holdings II is merged into Holdings.

(k)           Equity Interests in Holdings (Class 10)

The Equity Interests in Class 10 include the interests of any holders of equity securities of Holdings, represented by issued and outstanding shares of capital stock or other instrument evidencing a present ownership interest in Holdings, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

Impairment and Voting.  Class 10 is impaired by the Plan.  Each holder of an Allowed Equity Interest in Holdings is entitled to vote to accept or reject the Plan.

Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Equity Interests in Holdings shall be cancelled, and each holder of an Allowed Equity Interest in Holdings shall be permitted, in full satisfaction of such Equity Interest, to exchange with Holdings all of its Allowed Equity Interests in Holdings for its pro rata share of New Warrants.

V.

CORPORATE RESTRUCTURING TRANSACTIONS
UNDER THE PLAN AND CERTAIN SECURITIES MATTERS

The transactions described in this Section V constitute the “Restructuring Transactions” provided for in the Plan.

A.                                   Corporate Action

1.                                       General.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the new employment agreements with existing members of management (the “Management Agreements”), (ii) selection of the directors and officers for the Reorganized Debtors, (iii) issuance of the New Capital Stock and the New Warrants by Reorganized Holdings and the contribution of such New Capital Stock to Reorganized Panolam, (iv) distribution of the Amended and Restated First Lien Notes and the New Second Lien Term Notes, (v) adoption of the Management Incentive Plan, and (vi) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall occur in accordance with the Plan and any governing agreements or transfer documents and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, (u) the Shareholders Agreement, (v) the Registration Rights Agreement, (w) the Amended and Restated Credit Agreement and Amended and Restated Security Agreement, (x) the New Second Lien Credit Agreement, (y) the New Intercreditor Agreement, and (z) any and all other agreements, documents, securities and instruments relating to the foregoing (including without limitation security documents).  The authorizations and approvals contemplated by section 5.2(a) of the Plan  shall be effective notwithstanding any requirements under non-bankruptcy law.

2.                                       Restated Certificate of Incorporation and Restated Bylaws of Reorganized Holdings and the Other Reorganized Debtors.

On the Effective Date, Reorganized Holdings shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Debtors that are corporations and the organization documents for the Debtors that are limited liability companies shall also be amended (and as to the corporate Debtors, filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power. On the Effective Date, the boards of directors of each corporate

Reorganized Debtor shall be deemed to have adopted the restated certificate of incorporation and restated bylaws for such Reorganized Debtor.

3.                                       Boards of Directors of Reorganized Holdings and the Other Reorganized Debtors.

On the Effective Date, the operation of Reorganized Holdings shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Corporation and Restated Bylaws of Reorganized Holdings.  On the Effective Date, the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors or board of managers, as applicable, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents.  The initial boards of directors of Reorganized Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The initial board of directors of Reorganized Holdings shall consist of five directors, one of whom shall be Robert J. Muller, Chief Executive Officer of Panolam, and the remaining members shall be selected by Apollo and Eaton Vance and their identities shall be disclosed in the Plan Supplement.

4.                                       Officers of Reorganized Holdings and the Other Reorganized Debtors.

The initial officers of Reorganized Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The selection of officers of Reorganized Holdings and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Reorganized Holdings or the applicable Reorganized Debtor.

B.                                   Authorization and Issuance of Plan Securities

1.                                       Distribution of Amended and Restated First Lien Notes and New Second Lien Term Notes.

On the Effective Date, the Amended and Restated Credit Agreement and the New Second Lien Credit Agreement shall be executed and delivered, and Reorganized Panolam shall be authorized to distribute the Amended and Restated First Lien Notes and the New Second Lien Term Notes and Reorganized Panolam and the Reorganized Debtors shall be authorized to execute, deliver and enter into, inter alia, the Amended and Restated Credit Agreement, the Amended and Restated Security Agreement, the New Second Lien Credit Agreement, and the New Intercreditor Agreement without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.  On the Effective Date (a) the Amended and Restated Revolver Notes shall be distributed on behalf of Reorganized Panolam to holders of Allowed Senior Lender Credit Agreement Revolver Claims, as set forth in section 4.2(b) of the Plan, (b) the Amended and Restated Term Notes shall be distributed on behalf of Reorganized Panolam to holders of Allowed Senior Lender Credit Agreement Revolver Claims, as set forth in Section 4.2(b) of the Plan and to holders of Allowed Senior Lender Credit Agreement Term Claims, as set forth in section 4.3(b) of the Plan, and (c) the New Second Lien Term Notes shall be distributed, as set forth in section 4.4(b) of the Plan, on behalf of Reorganized Panolam to holders of Allowed Noteholder Credit Agreement Claims.  Summaries of the Amended and Restated Credit Agreement, the related security documents, and the New Second Lien Credit Agreement are contained in the Disclosure Statement and a copy of each credit agreement, any related security documents, and the New Intercreditor Agreement will be filed with the Plan Supplement.

The Amended and Restated Credit Agreement and Amended and Restated First Lien Notes shall be given in renewal and rearrangement of and in substitution (but not in payment) for, and shall re-evidence the Senior Lender Credit Agreement Claims, less the Senior Lender Credit Agreement Claim Paydown.  Such re-evidenced Senior Lender Credit Agreement Claims shall continue to be secured by first priority, perfected, valid and enforceable liens in the collateral pursuant to, and as set forth in the Amended and Restated Security Agreement.

2.                                       Issuance of New Capital Stock and New Warrants.

The issuance of New Capital Stock and New Warrants by Reorganized Holdings shall be authorized without the need for any further corporate action.  Reorganized Holdings shall issue the New Capital Stock and the New Warrants.  Reorganized Holdings shall:

(a)                                  contribute 90% of the shares of New Capital Stock as a capital contribution to Reorganized Panolam to be distributed pursuant to the Plan to the holders of Allowed Senior Subordinated Notes Claims;

(b)                                 pursuant to the Management Incentive Plan described in section 5.9 of the Plan, distribute 5% of the shares of New Capital Stock to certain officers and key employees of the Reorganized Debtors as determined prior to the Confirmation Hearing subject to the reasonable agreement of Apollo, Eaton Vance and the Debtors (with the remaining 5% of the shares of the New Capital Stock being reserved for the Management Incentive Plan); and

(c)                                  distribute the New Warrants to holders of Allowed Equity Interests pursuant to Sections IV and V of the Plan.

C.                                   Merger/Dissolution/Consolidation

On or as of the Effective Date or as soon as practicable thereafter and without further need for any further action, the Reorganized Debtors may (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.  The Debtors may, in their sole discretion, merge Holdings and Holdings II together, or dissolve Holdings or Holdings II (but not both).

D.                                   Cancellation of Existing Securities and Agreements

Except for purposes of evidencing a right to distributions under the Plan with respect to executory contracts or unexpired leases which have not been assumed by the Debtors or otherwise provided hereunder, on the Effective Date, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all credit agreements, indentures and notes evidencing such Claims, (b) the Equity Interests in Holdings and Holdings II, and (c) any options or warrants to purchase Equity Interests of Holdings, Holdings II, Panolam or any of the Panolam Subsidiary Debtors, or obligating such Debtors to issue, transfer or sell Equity Interests or any other capital stock of such Debtors, shall be amended, restated, substituted for or cancelled, as the case may be.

E.                                     Surrender of Existing Securities.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of  Senior Subordinated Notes Claims shall surrender its note(s) to the Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Plan shall be made for or on behalf of such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made in respect thereof.  Upon compliance with section 5.7 of the Plan by a holder of any note, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explain its non-availability to the Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be cancelled.  In the event that such note is held in the name of, or by a nominee of The Depository Trust Company, the Debtors shall seek the cooperation of The Depository Trust Company in facilitating distributions.

On the Effective Date, the Equity Interests in Holdings shall be deemed to have been surrendered to the Debtors by each holder thereof in exchange for its pro rata share of New Warrants.

F.                                     Agreements with Existing Management.

On the Effective Date, Reorganized Panolam shall either enter into new employment agreements with existing members of management who are currently subject to written employment agreements with Panolam, or assume such agreements.

G.                                   Management Incentive Plan.

As of the Effective Date, Reorganized Holdings shall establish the Management Incentive Plan, which will provide for 5% of the New Capital Stock (in addition to the 5% of New Capital Stock being issued on the Effective Date as described in section V.B.2.b above) to be available for issuance to the officers and key employees of the Reorganized Debtors and their affiliates as determined by the New Board of Reorganized Holdings after the Effective Date.

H.                                   Emergence Bonus Plan.

On the Effective Date, Reorganized Panolam shall make any payments approved under the Emergence Bonus Plan.

I.                                        Cancellation of Liens.

Except as otherwise provided in the Plan (including, without limitation, the liens securing the Senior Lender Credit Agreement Claims), upon the occurrence of the Effective Date, any lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any cash Collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such lien, including the execution, delivery and filing or recording of such releases.

J.                                     Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

K.                                   Exemption from Securities Laws.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the New Capital Stock will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and the Reorganized Debtors will not be subject to the reporting requirements of the Securities Exchange Act of 1934.

L.                                    Exemptions from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

VI.

OTHER ASPECTS OF THE PLAN

A.                                   Distributions

1.                                       Voting of Claims.

Each holder of an Allowed Claim in an impaired class of Claims that is entitled to vote on the Plan pursuant to sections III and IV of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court approving procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.

2.                                       Cramdown and No Unfair Discrimination.

In the event that any impaired Class of Claims or Prepetition Equity Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief and/or (b) amend the Plan in accordance with section 12.6 of the Plan.

3.                                       Timing and Conditions of Distributions.

(a)                                  Distribution Record Date.

Except with respect to any publicly traded securities, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims.  The Debtors or the Reorganized Debtors, as applicable, shall have no obligation to recognize any transfer of the Claims occurring on or after the Distribution Record Date.  The Debtors, the Reorganized Debtors, or any party responsible for making distributions pursuant to section 6 of the Plan, shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

(b)                                 Date of Distributions.

Except as otherwise provided in the Plan, any distributions and deliveries to be made pursuant to the Plan will be made on the Effective Date or as soon thereafter as is reasonably practicable.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.

(c)                                  Sources of Cash for Distribution.

Except as otherwise provided herein or in the Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash on hand.

(d)                                 Disbursement Agent.

Unless otherwise specified in the Plan, all distributions under the Plan will be made by Reorganized Panolam as Disbursement Agent or such other entity designated by Reorganized Panolam as a Disbursement Agent on the Effective Date.  A Disbursement Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

(e)                                  Rights and Powers of Disbursement Agent.

Each Disbursement Agent will be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated by the Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions in the Plan.

(f)                                    Expenses of the Disbursement Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

(g)                                 Delivery of Distributions.

(i)                                     Last Known Address.  Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to the address of such holder as set forth in the books and records of the Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

(ii)                                  Distributions by Administrative Agent.  The Administrative Agent shall be the Disbursement Agent for the Allowed Senior Lender Credit Agreement Claims.  Distributions under the Plan to holders of such Allowed Senior Lender Credit Agreement Claims shall be made by the Reorganized Debtors to the Administrative Agent, which, in turn, shall make the distributions to the holders of such Allowed Claims.  The Administrative Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with sections 4.2(b) and 4.3(b) of the Plan to the Administrative Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(iii)                               Distributions by the Second Lien Administrative Agent.  The Second Lien Administrative Agent shall be the Disbursement Agent for the Allowed Noteholder Credit Agreement Claims.  Distributions under the Plan to holders of allowed Noteholder Credit Agreement Claims shall be made by the Reorganized Debtors to the Second Lien Administrative Agent which, in turn, shall make the distributions to the holders of such Allowed Noteholder Credit Agreement Claims.  The Second Lien Administrative Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of any distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Section 4.4(b) of the Plan to the Second Lien Administrative Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(iv)                              Distributions by Indenture Trustee.  The Indenture Trustee shall be the Disbursement Agent for the Allowed Senior Subordinated Notes Claims.  Distributions under the Plan to holders of Allowed Senior Subordinated Notes Claims shall be made by Reorganized Panolam to, or at the direction of, the Indenture Trustee, which, in turn, shall make or direct the distributions to the holders of such Allowed Claims and, upon completion thereof, shall be discharged from all of their obligations associated with the Senior Subordinated Notes.  Upon delivery of the distribution set forth in section 4.6(b) of the Plan to, or at the direction of the Indenture Trustee, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.  The Indenture Trustee shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  The 10 3/4% Indenture and the Senior Subordinated Notes shall be cancelled as of the Effective Date, provided, however, that the provisions of the 10 3/4% Indenture and the Senior Subordinated Notes  relating to the following matters shall continue in effect: (i) the Indenture Trustee’s rights and obligations relating to the Allowed Senior Subordinated Notes Claims and the holders of the Senior Subordinated Notes, including the right to make distributions to the holders of the Senior Subordinated Notes and to perform such other necessary functions with respect thereto and any right to appear and be heard in the Reorganization Cases and any related appeals, (ii) the protections that the Indenture Trustee enjoys against the holders of the Senior Subordinated Notes, including any charging lien rights against distributions, and (iii) any right to indemnification, contribution or other claim that the Indenture Trustee may have under the 10 3/4% Indenture.

(h)                                 Manner of Payment Under the Plan.

(i)                                     All distributions of Amended and Restated First Lien Notes or New Second Lien Term Notes to the holders of Claims under the Plan shall be made by, or at the direction of, the applicable Disbursement Agent on behalf of Reorganized Panolam.

(ii)                                  All distributions of New Capital Stock to the holders of Claims under the Plan shall be made by the Disbursement Agent on behalf of Reorganized Panolam.

(iii)                               All distributions of New Warrants to the holders of Equity Interests in Holdings shall be made by the Disbursement Agent on behalf of Reorganized Holdings.

(iv)                              All distributions of Cash under the Plan shall be made by the applicable Disbursement Agent on behalf of the applicable Debtor.

(v)                                 All distributions of New Capital Stock to certain officers and key employees made on account of the Management Incentive Plan shall be made by Reorganized Holdings.

(vi)                              At the option of the applicable Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

(i)                                     No Fractional Shares of New Capital Stock or New Warrants.

No fractional shares of New Capital Stock or New Warrants shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Capital Stock or New Warrants that is not a whole number, the actual distribution of shares of New Capital Stock or New Warrants shall be rounded as follows:  (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Capital Stock or New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

(j)                                     Setoffs and Recoupment.

The Debtors and Reorganized Debtors may, but will not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution will be made) any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

(k)                                  Distribution After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date by which later become Allowed Claims shall be deemed to have been made as of the Effective Date.

(l)                                     Cash Distributions.

No payment of Cash of less than $100 shall be made to any holder of an Allowed Claim unless a request therefor is made in writing.

(m)                               Allocations of Principal Between Principal and Interest.

In the case of distributions with respect to any Senior Subordinated Note Claim pursuant to this Plan, the fair market value of any New Capital Stock received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

(n)                                 No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

4.                                       Procedures for Disputed Claims Under the Plan.

(a)                                  Disputed Claims/Process

On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtor.  Except insofar as a Claim is Allowed pursuant to the Plan, the Debtors may dispute Claims, and if the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Effective Date as if the Reorganizations Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed in the Reorganization Cases shall be considered objected to and disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

(b)                                 Objections to Claims.

Except insofar as a Claim is Allowed under the Plan and notwithstanding section 7.1 of the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims.

(c)                                  Estimation of Claims

The Debtors and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(d)                                 No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of an Administrative Expense Claim or a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.  To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed, and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same Class.

(e)                                  Distribution after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

(f)                                    Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of section 7.2 of the Plan, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith.  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

B.                                   Treatment of Executory Contracts and Unexpired Leases.

1.                                       Assumption and Rejection of Contracts and Leases.

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (d) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

2.                                       Cure of Defaults.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof or as soon as practicable thereafter.  If there is a dispute regarding (a) the nature or amount of any cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, any cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

3.                                       Rejection Claims.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their estates, and their property.

4.                                       Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their certificates of incorporation and bylaws or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to indemnify current and former directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Commencement Date, shall not be discharged or impaired by confirmation of the Plan.  Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

5.                                       Survival of Other Employment Arrangements.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans (other than the existing employment agreements to be replaced by any of the Management Agreements or the existing incentive plans to be replaced by the Management Incentive Plan) entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan.  The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

6.                                       Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall re-vest in the Reorganized Debtors.

C.                                   Conditions Precedent to the Effective Date

1.                                       Conditions Precedent to Effective Date of the Plan

The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

(a)                                  Confirmation Order.  The Confirmation Order in form and substance reasonably acceptable to the Required Consenting Holders (as defined in the Restructuring Support Agreement ) shall have been entered and shall be in full force and effect and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(b)                                 Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the Plan, including all documents comprising the Plan Supplement, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(c)                                  Regulatory Approvals.  The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order.

(d)                                 Consents.  All authorizations, consents and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

(e)                                  Corporate Formalities.  The Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware contemporaneously with the Effective Date.

(f)                                    Minimum Excess Cash.  The Debtors shall have Excess Cash of at least $17 million.

(g)                                 Other Acts.  Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

2.                                       Waiver of Conditions Precedent

Each of the conditions precedent in section 9.1 of the Plan may be waived, in whole or in part, by the Debtors (with the prior consent of the Administrative Agent and the Required Consenting Holders) in writing without notice or order of the Bankruptcy Court.

3.                                       Effect of Failure of Conditions

If the conditions specified in section 9.1 of the Plan have not been satisfied or waived in the manner provided in section 9.2 of the Plan by the date that is thirty (30) days after the

Confirmation Date, then: (a) the Confirmation Order shall be of no further force or effect; (b) no distributions under the Plan shall be made; (c) the Debtors and all holders of Claims and Equity Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; and (e) the Plan shall be deemed withdrawn.

D.                                   Effect of Confirmation.

1.                                       Vesting of Assets.

On the Effective Date, except as otherwise provided in the Plan (including, without limitation, the continuation of the liens of the Senior Lenders in accordance with, and as evidenced by, the Amended and Restated Security Agreement), pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests.  Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

2.                                       Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

3.                                       Discharge of the Debtors.

Except to the extent otherwise provided in the Plan (including, without limitation, the re-evidencing of the Senior Lender Credit Agreement Claims (less the Senior Credit Agreement Claim Paydown) by the Amended and Restated Credit Agreement and Amended and Restated First Lien Notes), the treatment of all Claims against or Equity Interests in the Debtors under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Commencement Date, or against their estate or properties or interests in property.  Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Plan.  Except as otherwise provided in the Plan, all Persons shall be precluded from asserting against the Debtors, or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

4.                                       Exculpation.

Notwithstanding anything provided in the Plan, as of the Effective Date, none of the Released Parties shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, or any other act or omission in connection with the Reorganization Cases, the Plan, or any contract, instrument, indenture, or other agreement or document related thereto or delivered thereunder; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

5.                                       Term of Injunctions or Stays.

Except as otherwise expressly provided herein, all Persons who have held, hold or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to section 10.7 of the Plan.

Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

6.                                       Injunction Against Interference with the Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

7.                                       Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors, the members of the Ad Hoc Noteholder Group, the Administrative Agent, the Senior Lenders, the Indenture Trustee, and holders of Allowed Senior Subordinated Notes Claims, and each of their respective directors, officers, employees, Affiliates, agents, members, managers, partners, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

8.                                       Waiver of Certain Claims.

Any and all Claims asserted or otherwise existing against Holdings by the holders of Equity Interest in Holdings for management fees or otherwise (including rejection damages arising out of the rejection of any agreement among such parties) shall be waived, extinguished and/or disallowed in their entirety.

9.                                       Preservation of Claims.

Except as otherwise provided in the Plan, including Sections 10.6 and 10.7 thereof, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise, accruing to the Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such causes of action for the benefit of the estates of the Debtors.  After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such causes of action without approval of the Bankruptcy Court.

10.                                 Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

11.                                 Plan Supplement.

A draft form of the Plan Documents to be entered into as of the Effective Date and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court ten days prior to the Confirmation Hearing.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

E.                                     Releases.

1.                                       Releases by Debtors.

Except for the right to enforce the Plan, each Debtor shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

2.                                       Releases by Holders of Claims.

Except for the right to enforce the Plan, each Person who votes to accept the Plan, or who, directly or indirectly, is entitled to receive a distribution under the Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

VII.

FINANCIAL INFORMATION, PROJECTIONS, AND VALUATION ANALYSIS

A.                                   Historical Financial Information

(a)                                  General

The audited consolidated balance sheet as of  December 31, 2008 and the related consolidated statements of operations and consolidated statements of cash flows of Panolam for each of the three fiscal years in the three year period ended December 31, 2008 are contained in Item 8 — “Financial Statements and Supplementary Data” in Panolam’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, a copy of which is annexed as Exhibit “B” to this Disclosure Statement and the full text of which is incorporated herein by reference.  The unaudited consolidated balance sheets as of March 31, 2009 and June 30, 2009 and the related consolidated statements of operations and consolidated statements of cash flows of Panolam for the three months ended March 31, 2009 and 2008 and June 30, 2009 and 2008 are contained in Panolam’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and June 30, 2009, a copy of which are annexed as Exhibit “C” and Exhibit “D,” respectively, to this Disclosure Statement and the full text of which is incorporated herein by reference.  This financial information is provided to permit the holders of Claims and Equity Interests in Holdings to better understand the Debtors’ historical business performance and the impact of the chapter 11 cases on the Debtors’ business.

(b)                                 Selected Financial Data

See Item 6 — “Selected Financial Data” set forth in Panolam’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, a copy of which is annexed as Exhibit “B” to this Disclosure Statement and the full text of which is incorporated herein by reference.

(c)                                  Management’s Discussion and Analysis of Financial Condition and Results of Operations

For a detailed discussion by management of the Debtors’ financial condition, results of operations, and liquidity and capital resources, see Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, a copy of which is annexed as Exhibit “B” to this Disclosure Statement and the full text of which is incorporated herein by reference and Part 1--Item 2 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, a copy of which is annexed as Exhibit “D” to this Disclosure Statement and the full text of which is incorporated herein by reference.

(d)                                 Recent Performance

See Panolam’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 attached hereto as Exhibit “D.”

B.                                   Projections

The Debtors’ pro forma financial projections are attached hereto as Exhibit “F.”

C.                                   Valuation

The Debtors’ reorganization valuation analysis is attached hereto as Exhibit “G.”

VIII.

CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF ALLOWED SENIOR LENDER CREDITOR AGREEMENT CLAIMS, ALLOWED NOTEHOLDER CREDIT AGREEMENT CLAIMS AND ALLOWED SENIOR SUBORDINATED NOTES CLAIMS AGAINST THE DEBTORS AND HOLDERS OF EQUITY INTERESTS IN HOLDINGS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.  IN ADDITION, THE RISK FACTORS SET FORTH IN ITEM 1A OF THE PANOLAM 10-K, ATTACHED HERETO AS EXHIBIT “B,” SHALL BE INCORPORATED HEREIN BY REFERENCE, AS APPLICABLE.

A.                                   Certain Bankruptcy Considerations.

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes.  Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.  In the event the conditions precedent described in section 9 of the Plan have not been satisfied, or waived (to the extent possible) by the Debtors or applicable party (as provided for in the Plan) as of the Effective Date, then the Confirmation Order will be vacated, no distributions under the Plan will be made, and the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred.

The Plan provides for no distribution to Class 7.  The Bankruptcy Code conclusively deems this Class to have rejected the Plan.  Notwithstanding the fact that this Class is deemed to have rejected the Plan, the Bankruptcy Court may confirm the Plan if at least one impaired class votes to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such class).  Thus, for the Plan to be confirmed with respect to each Debtor, one impaired Class, among Classes 2A, 2B, 3 and 5, must vote to accept the Plan.  As to each impaired class that has not accepted the Plan, the Plan may be confirmed if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to these classes.  The Debtors believe that the Plan satisfies these requirements.  For more information, see section X below.  The confirmation of the Plan is subject to a number of material risks, including, but not limited to, those specified below.

1.                                       Parties in Interest May Object to the Debtors’ Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a chapter 11 plan of reorganization may place a claim or equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code.  After the Commencement Date, however, a claim or interest holder could challenge the classification.  In such event, the cost of the Plan and the time needed to confirm the Plan could increase and the Bankruptcy Court may not agree with the Debtors’ classification of Claims and Equity Interests, as applicable.  If the Bankruptcy Court concludes that the classification of Claims and Equity Interests under the Plan does not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify their Plan.  Such modification could require a resolicitation of votes on the Plan.  If the Bankruptcy Court determines that the Debtors’ classification of Claims and Equity Interests was not appropriate or if the Bankruptcy Court determines that the different treatment provided to claim or interest holders was unfair or inappropriate, the Plan may not be confirmed.  If this occurs, the amended plan of reorganization that would ultimately be confirmed may be less attractive to certain classes of the Debtors’ claim and equity interest holders than the Plan.

2.                                       In Certain Instances, Any Chapter 11 Case May be Converted to a Case under Chapter 7 of the Bankruptcy Code.

If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors, any of the  Debtors’ chapter 11 cases may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  The Debtors believe that liquidation under chapter 7 would result in no distributions being made to equity security holders and smaller distributions being made to the Debtors’ creditors than those provided for in the Plan because of (i) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing the Debtors’ business as a going concern; (ii) additional administrative expenses involved in the appointment of a trustee; and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations.

3.                                       The Bankruptcy Court May Not Confirm the Plan.

Although the Debtors believe that their Plan will satisfy all requirements necessary for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.  In the event that the Bankruptcy Court refuses to confirm the Plan, the Debtors may be required to seek an alternative restructuring of their obligations to their creditors and equity holders.  There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the companies’ creditors and shareholders as those proposed in the Plan.

The confirmation of the Plan is subject to certain conditions and requirements of the Bankruptcy Code.  If the Plan is filed, the Bankruptcy Court may determine that one or more of those requirements is not satisfied.

For example, the Bankruptcy Court might determine that the Plan is not “feasible” pursuant to section 1129(a)(11) of the Bankruptcy Code.  For the Plan to be feasible, the Debtors must establish that the confirmation of their Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan unless such liquidation or reorganization is proposed in the plan.  While the feasibility requirement is not rigorous, it does require the Debtors to put forth concrete evidence indicating that they have a reasonable likelihood of meeting their obligations under the Plan and remaining a commercially viable entity.  The Debtors believe that their projections demonstrate that the Plan is feasible in that they will be able to satisfy all of their obligations under the Plan and confirmation of the Plan is not likely to be followed by a liquidation or the need for a further financial reorganization.  An objecting creditor may argue, and the Bankruptcy Court may find, however, that the Plan is not feasible.

In most instances, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case.  Where a debtor proposes a prepackaged plan as the Debtors are here, the Debtors may solicit votes prior to the Commencement Date in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b).  The Bankruptcy Court could conclude, however, that this Disclosure Statement does not meet the disclosure requirements set forth therein.

With regard to Solicitation of votes prior to the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of section 1126(b) of the Bankruptcy Code and/or Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, and the Plan would not be confirmed without a resolicitation of votes to accept or reject the Plan.  While the Debtors believe that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, the Bankruptcy Court may not reach the same conclusion.  The United States Trustee or other parties in interest could move the Bankruptcy Court to “designate” the votes of the holders of Claims that are a party to the Restructuring Support Agreement pursuant to section 1126(e) of the Bankruptcy Code, which permits a bankruptcy court to designate — and nullify for purposes of determining acceptances and rejections of the subject plan — an entity whose acceptance or rejection of a plan was not in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If the Bankruptcy Court were to find any of these deficiencies, the Debtors could be required to restart the process of filing another plan and disclosure statement by (i) seeking Bankruptcy Court approval of a disclosure statement, (ii) soliciting votes from classes of debt and equity holders, and (iii) seeking Bankruptcy Court confirmation of the newly proposed plan of reorganization.  A resolicitation of acceptances of the Plan likely could not take place within a sufficiently short period of time to prevent the release of the Consenting Holders from their obligations under the Restructuring Support Agreement to support the Plan.  If this occurs, confirmation of the Plan would be delayed and possibly jeopardized.  Additionally, should the Plan fail to be approved, confirmed, or consummated, parties with an interest against the Debtors may be in a position to propose alternative plans of reorganization.  Therefore, any failure to confirm the Plan would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon the Debtors’ business and financial condition.

4.                                       The Debtors May Fail to Meet All Conditions Precedent to Effectiveness of the Plan.

Although the Debtors believe that the Effective Date may occur very shortly after the Confirmation Date, there can be no assurance as to such timing.  Moreover, if the conditions precedent to the Effective Date have not occurred, the Plan may be vacated by the Bankruptcy Court.

5.                                       The Debtors May Be Unsuccessful in Obtaining First Day Orders to Authorize Payment to Key Creditors in the Ordinary Course of Business.

There can be no guaranty that the Debtors will be successful in obtaining the necessary approvals of the Bankruptcy Court to authorize payment of accounts payable to key creditors in the ordinary course of business.  As a result, the Debtors may be unable to make certain prepetition payments to customers, vendors, employees and other key creditors, in which case the businesses may suffer.

6.                                       The Debtors Cannot Predict the Amount of Time Needed in Bankruptcy to Implement the Plan, and a Lengthy Bankruptcy Case Could Disrupt the Business, as well as Impair the Prospect for Reorganization on the Terms Contained in the Plan and Possibly Provide an Opportunity for Other Plans to be Proposed.

The Debtors cannot be certain their chapter 11 cases will be of relatively short duration (e.g., 30 to 90 days) and would not unduly disrupt their business.  It is impossible to predict with certainty the amount of time needed in bankruptcy, and the Debtors cannot be certain that their Plan will be confirmed.  Moreover, time limitations exist for which the Debtors have an exclusive right to file a plan before other proponents can propose and file their own plan.

A lengthy chapter 11 case would also involve additional expenses and divert the attention of management from operation of the businesses, as well as create concerns for employees, vendors and customers.  The disruption that a chapter 11 case would inflict upon the business would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the Plan from the perspective of the constituent parties, including essential vendors, employees, and customers.

The Debtors are also obligated to meet certain milestones under the Restructuring Support Agreement.  If the Debtors do not meet such milestones the other parties thereto will not be obligated to comply with the terms of the Restructuring Support Agreement.  This would potentially lead to lengthy chapter 11 cases and the inability to confirm the Plan.

If the Debtors are unable to obtain confirmation of their Plan on a timely basis, because of a challenge to a Plan or a failure to satisfy the conditions to the effectiveness of the Plan, the Debtors may be forced to operate in bankruptcy for an extended period while trying to develop a different reorganization plan that can be confirmed.  A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.

B.                                   Risks to Recovery By Holders of Senior Lender Credit Agreement Claims, Noteholder Credit Agreement Claims, Senior Subordinated Notes Claims, and Equity Interests in Holdings.

The ultimate recoveries under the Plan to holders of Allowed Senior Lender Credit Agreement Claims, Noteholder Credit Agreement Claims and Senior Subordinated Notes Claims depend upon the realizable value of the New Capital Stock, the Amended and Restated First Lien Notes and the New Second Lien Term Notes and upon the realizable value of the New Warrants for the holders of Equity Interests in Holdings.  To the extent the actual value of the New Capital Stock, the New Warrants, the Amended and Restated First Lien Notes and the New Second Lien Term Notes varies from the amount estimated, the recoveries of holders of Allowed Senior Lender Credit Agreement Claims, Noteholder Credit Agreement Claims, Senior Subordinated Notes Claims, and holders of Equity Interests in Holdings may be higher or lower.  The New Capital Stock, the New Warrants, the Amended and Restated First Lien Notes and the New Second Lien Term Notes to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below.

1.                                       Variances from Projections.

The projections for the Reorganized Debtors included herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Factors that could cause actual results to differ materially include, but are not limited to, the Reorganized Debtors’ ability to operate their business consistent with the projections, comply with the covenants of their financing agreements, attract and retain key executives, artists, account representatives and customers, comply with the terms of their existing contracts and leases, and respond to adverse regulatory actions taken by the federal and state governments.  In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors.  Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected will occur and these variances may be material.

2.                                       Holders of Senior Subordinated Notes Claims and Management’s Ownership of the Reorganized Debtors.

Under the Plan, the holders of Senior Subordinated Notes Claims and Management will own, as of the Effective Date, all of the outstanding shares of the New Capital Stock and, accordingly, will have complete control over the management and affairs of the Reorganized Debtors.

In particular, as further set forth in Section V of this Disclosure Statement, Apollo and Eaton Vance will designate the initial board of directors of Reorganized Debtors, the members of which will be disclosed in the Plan Supplement and one of which will be the CEO of Panolam.

Reorganized Holdings expects to enter into a shareholders agreement (the “Shareholders Agreement”) as of the Effective Date with Apollo and Eaton Vance solely in their capacity as shareholders with holdings, in the aggregate, of approximately 60.4% of the New Capital Stock.  The Shareholders Agreement generally will provide for, among other things, (i) certain transfer restrictions and buy-sell arrangements solely with respect to the New Capital Stock held by Apollo and Eaton Vance, (ii) certain arrangements between Apollo and Eaton Vance regarding the election of their designees to the board of directors of Reorganized Holdings and board observation rights, (iii) preemptive rights with respect to the issuance of any new securities of Reorganized Holdings, and (iv) access to financial information of Reorganized Holdings and its subsidiaries.  In light of their ownership, in the aggregate, of more than a majority of the New Capital Stock as of the Effective Date, such parties will have considerable influence over the management and operation of Reorganized Holdings.  No other shareholders will be parties to the Shareholders Agreement unless any of them become signatories to such agreement: it being understood that no other shareholder shall have the right to be a party to the Shareholders Agreement.

3.                                       Unforeseen Events.

Future performance of the Reorganized Debtors is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control.  While no assurance can be provided, based upon the current level of operations and anticipated increases in revenues and cash flows described in the Projections, the Debtors believe that cash flow from operations and available Cash will be adequate to fund the Plan and meet their future liquidity needs.

C.                                    Risks Associated with the Debtors’ Business and the Industry

1.                                       Competitive Conditions.

The decorative overlay industry is highly competitive.  Many of the Debtors’ competitors are owned by larger enterprises and have greater financial and other resources, which could give them a competitive advantage by allowing them to spend more money on marketing and research and development.  In addition, because of ongoing consolidation in the industry, many of the competitors have become larger, and this trend may continue in the future.  Some of the competitors have less indebtedness than the Debtors do and, therefore, more of their cash will be available for business purposes other than debt service and they may be more capable of withstanding sustained adverse market conditions.  As a result, the Debtors may be unable to compete with other companies in the market during the various stages of the business cycle and particularly during any downturns.  There is also no guarantee that their products will continue to compete successfully with the products of their competitors and, therefore, the Debtors may not be able to improve or maintain profit margins or increase sales and market share.

Competition in the decorative laminate industry has expanded in recent years, particularly with respect to TFM products due, in large part, to the acquisition by certain competitors of the particle board manufacturing businesses of several suppliers.  As a result, a number of the TFM competitors are more fully vertically integrated than the Debtors are in that they are able to produce all or a majority of their raw particle board requirements, while the Debtors are forced to purchase approximately half of their particle board requirements from a decreasing number of suppliers.  This generally provides competitors with lower costs for producing their competing products and makes them less vulnerable to increases in the price of raw materials.  These competitors may also be able to enjoy greater manufacturing economies of scale, greater energy self-sufficiency and/or lower operating costs.

New competitors could enter the Debtors’ markets.  In addition, existing competitors may decide to increase their marketing efforts to the Debtors’ customers by broadening their product offerings or competing more aggressively on price.  For example, due to the current downturn in the home repair and remodeling and new home construction sectors of the economy, the Debtors have recently experienced increased pricing competition in the commercial customer side of the business from companies that have historically competed more heavily on the residential customer side of the business.  It is also possible that foreign-based competitors could seek to establish a presence in the United States market by acquisition or otherwise.  If the Debtors cannot compete successfully, the sales and operating results could be materially and adversely affected.

2.                                       Material Disruption of Debtors’ Facilities.

Any of the Debtors’ manufacturing facilities, or any of their machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including maintenance outages, prolonged power failures; an equipment failure; disruption in the supply of raw materials, such as particle board, energy or chemicals; a chemical spill or release; closure because of environmental-related concerns; disruptions in the transportation infrastructure, including roads, bridges, railroad tracks, and tunnels; fires, floods, earthquakes, hurricanes, or other catastrophes; terrorism or threats of terrorism; labor difficulties; or other operational problems.

Future events may cause shutdowns, which may result in downtime and/or cause damage to the Reorganized Debtors’ facilities.  Any such downtime or facility damage could prevent the Reorganized Debtors’ from meeting customer demand for their products and/or require them to make unplanned capital expenditures.  While the Reorganized Debtors maintain insurance covering the facilities, including business interruption insurance, if a catastrophic loss of the use of all or a portion of one of their manufacturing facilities occurred, their ability to meet the production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and net income.

3.                                       Increased Costs of Raw Materials and Purchased Energy.

During 2008, raw materials comprised approximately 53% of the cost of goods sold.  Paper, raw particleboard and resin purchases accounted for nearly all raw material spending in 2008.  Prices for raw particleboard and chemicals required to make resins increased in 2008 as compared to 2007 due to increased utility costs and limited production capacities at certain of the Debtors’ suppliers.  As the cost of each of these materials increases, the Debtors must raise prices to consumers or cut other costs in order to mitigate the impact of higher costs on their margins.  While the Debtors generally attempt to pass along increased raw material prices to customers in the form of price increases, there may be a time delay between the increased raw material prices and their ability to increase the prices of the products, or the Debtors may be unable to increase the prices of the products due to pricing pressure or other factors.  Recently, the Debtors have been largely unable to pass through price increases across certain of our product lines for competitive reasons.

TFM and HPL decorative overlays are produced from a few basic raw materials.  TFM production uses wood substrate, papers and melamine resins, each of which constitutes approximately one-third of the required raw materials.  Papers constitute approximately 65% of the total raw materials used in HPL production.  Resins, including melamine and phenolic resin, constitute the remaining HPL raw materials.  Because resins are petroleum based, their prices are tied to oil prices.  As the price of petroleum fluctuated dramatically during the past two years, the price of resins did as well, and the Debtors were unable to adjust the price of HPL decorative overlay products to protect their margins at the same rate.  Accordingly, their margins were negatively affected during 2007 and 2008.  The price and availability of raw materials are generally subject to market conditions affecting supply and demand.  Recently, however, price and availability of certain of raw materials, including particle board, have also been affected by consolidation amongst the Debtors’ suppliers, including with certain of their competitors, which has resulted in reduced availability and increased pricing pressure in the market for particle board.  The Debtors believe that the raw materials are available at current market prices in sufficient quantities and of adequate quality.  However, a substantial increase in raw material prices that the Reorganized Debtors are unable to pass through to their customers or a substantial decrease in raw material supply or quality could continue to have a material adverse effect on their profitability and cash flow.

Energy is also one of the most significant costs, and it accounted for approximately 7% of the aggregate amount of cost of goods sold in 2008.  Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years and currently exceed historical averages.  These fluctuations impact manufacturing costs and contribute to earnings volatility.  Increased demand for these fuels (which could be driven by cold weather) or further supply constraints could drive prices higher.  The electricity rates charged to the Debtors are impacted by the fluctuation in natural gas prices, although the degree of impact depends on each utility’s mix of energy resources and the relevant regulatory situation.  Historically, the Debtors have been able to successfully manage increases in the cost of energy by increasing HPL and TFM prices to offset the increased costs and by improving efficiencies in their plants.  Due to the volatility of energy costs during the past few years, however, they have been unable to fully pass on these energy costs, resulting in reduced margins on their products.  In the event that energy costs increase again and the Reorganized Debtors are unable to pass all of these costs through to their customers, it could continue to have a material adverse effect on profitability and cash flow.

IX.

VOTING PROCEDURES AND REQUIREMENTS

Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement.  For purposes of the Plan, only Classes 2A, 2B, 3, 5 and 10, which are comprised of the Senior Lender Credit Agreement Claims, Noteholder Credit Agreement Claims, Senior Subordinated Notes Claims, and holders of Equity Interests in Holdings are entitled to vote.  If your Claim is not in one of these Classes, you are not entitled to vote on the Plan and you will not receive a ballot with this Disclosure Statement.  If your Claim is in one of these Classes, you should read your ballot and follow the listed instructions carefully.  Please use only the ballot that accompanies this Disclosure Statement.

IF YOU HAVE ANY QUESTIONS CONCERNING THE BALLOT, YOU MAY CONTACT THE VOTING AGENT AT (646) 282-2400.

A.                                    Vote Required for Acceptance by a Class.

Under the Bankruptcy Code, acceptance of a Plan by a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the actual total allowed claims voting.  Acceptance requires an affirmative vote of more than one-half of the total allowed claims voting and two-thirds in amount of the total allowed claims voting.

B.                                    Classes Not Entitled to Vote.

Under the Bankruptcy Code, creditors are not entitled to vote and are deemed to have accepted the Plan if their contractual rights are left unimpaired by the Plan.  In addition, classes of Claims or interests that are not entitled to receive property under the Plan are not entitled to vote and deemed not to have accepted the Plan.  Based on this standard, for example, the holders of Priority Non-Tax Claims are not being affected by the Plan and thus deemed to have accepted the Plan.  In addition to the foregoing, holders of (i) Other Secured Claims (Class 4), (ii) General Unsecured Claims (Class 6), (iii) Intercompany Claims (Class 8) and (iv) Equity Interests in Holdings II, Panolam and Panolam Subsidiary Debtors are not entitled to vote and are deemed to accept the Plan.  Conversely, holders of Debtor Section 510(b) Claims (Class 7) are not entitled to vote and deemed not to have accepted the Plan because they are not receiving any property under the Plan.

C.                                    Voting.

Pursuant to the Restructuring Support Agreement, the solicitation period for eligible creditors to vote to accept or reject the Plan will commence prior to the Commencement Date.  Additionally, the Consenting Holders have agreed, except as otherwise provided in the Restructuring Support Agreement, to (i) vote for the Plan, (ii) not file, support, or vote for any other restructuring, workout, or plan of reorganization, and (iii) not transfer, assign, pledge or dispose of their Claims unless such transfer, assignment or disposition is to a party to the Restructuring Support Agreement, or to a party that agrees to be bound by the terms of the Restructuring Support Agreement.  In order for your vote to be counted, your vote must be actually received by the Voting Agent at the following address before the Voting Deadline of 5:00 p.m., (Eastern Time), on November 2, 2009:

Voting Agent For Voting Classes 2A, 2B, 3, 5, and 10:

If by mail:

Panolam Ballot Processing Center

C/O Epiq Bankruptcy Solutions, LLC

FDR Station, P.O. Box 5014

New York, NY 10150-5014

If by personal delivery or overnight courier:

Panolam Ballot Processing Center

C/O Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

(646) 282-2400

If your vote is received by the Voting Agent after the Voting Deadline, the Debtors, in their sole discretion will decide whether or not your vote will be counted.

A BENEFICIAL OWNER HOLDING EXISTING NOTES IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.

IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN THE MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH ABOVE.  ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

D.                                    Beneficial Owners

A beneficial owner holding existing notes as record holder in its own name should vote on the Plan by completing and signing a Ballot (the “Beneficial Owner Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage paid envelope.

A beneficial owner holding existing notes in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s nominee):

Complete and sign the enclosed Beneficial Owner Ballot.  Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline.  If no self-addressed, postage paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

Complete and sign the pre-validated Beneficial Owner Ballot (as described below) provided to you by your nominee.  Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided.

Any Beneficial Owner Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent that Ballot (properly validated) or a Master Ballot casting the vote of such beneficial owner.

If any beneficial owner owns existing notes through more than one nominee, such beneficial owner may receive multiple mailings containing the Beneficial Owner Ballots.  The beneficial owner should execute a separate Beneficial Owner Ballot for each block of existing notes that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith.  Beneficial owners who execute multiple Beneficial Owner Ballots with respect to existing notes in a single class held through more than one nominee must indicate on each Beneficial Owner Ballot the names of all such other nominees and the additional amounts of such existing notes so held and voted.

E.                                      Nominees

A nominee that, on the Record Date, is the registered holder of existing notes for one or more beneficial owners can obtain the votes of the beneficial owners of such existing notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

1.                                       Pre-Validated Ballots

The nominee may “pre-validate” a Beneficial Owner Ballot by (1) signing the Ballot; (2) indicating on the Ballot the name of the registered holder, the amount of existing notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such existing notes are held by the nominee; and (3) forwarding such Beneficial Owner Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the beneficial owner for voting.  The beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the Beneficial Owner Ballot, review the certifications contained on the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline.

2.                                       Master Ballots

If the nominee elects not to prevalidate Beneficial Owner Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Beneficial Owner Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded.  Each such beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the Ballot, review the certifications contained on the Ballot, execute the Ballot and return the Ballot to the nominee.  After collecting the Beneficial Owner Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  All Beneficial Owner Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by nominees for inspection for at least one year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.                                       Miscellaneous

All Ballots must be signed by the holder of existing notes of record or any person who has obtained a properly completed Ballot proxy from the record holder of the existing notes on such date.  For purposes of voting to accept or reject the Plan, the beneficial owners of existing notes will be deemed to be the “holders” of the claims represented by such existing notes.  Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted.  Where applicable, the Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of existing notes who actually vote will be counted.  The failure of a holder to deliver a duly executed Ballot to the Voting Agent or its Nominee will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4.                                       Fiduciaries And Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing, and may be required, upon request, to submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Beneficial Owner Ballot of each beneficial owner for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED.

5.                                       Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (1) all of the terms of, and conditions to, this Solicitation; and (2) the terms of the Plan including the releases or exculpations set forth in section 10.4 and 10.7 therein.  All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

6.                                       Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan.

F.                                      Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their creditors or interest holders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful.  The Debtors further reserve their rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors or interest holders.  The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

G.                                    Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your existing notes or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this offering memorandum, or any exhibits to such documents, please contact the Voting Agent.

X.

CONFIRMATION OF THE PLAN

A.                                    Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan.  On, or as promptly as practicable after the Commencement Date, the Debtors will request that the Bankruptcy Code schedule the Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to all known creditors, equity holders or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Gary T. Holtzer, Esq. and Robert F. Jordan, Esq.) and Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201 (Attn: Stephen A. Youngman, Esq.), attorneys for the Debtors, (ii) Richards, Layton & Finger, P.A. One Rodney Square, 920 North King Street, Wilmington, Delaware 19801 (Attn: Mark D. Collins, Esq.), co-attorneys for the Debtors, (ii) the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware 19801, (iii) Sidley Austin LLP, 555 West Fifth Street, Los Angeles, California 90013 (Attn: Jennifer C. Hagle, Esq.), attorneys for the Administrative Agent, (iv) Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036 (Attn: Lisa G. Beckerman, Esq.), attorneys for the Ad Hoc Noteholder Group, and (v) such other parties as the Bankruptcy Court may order.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                                    General Requirements of Section 1129.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

C.                                    Best Interests Test.

The Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage.  Other liquidation costs include the expenses incurred during the Reorganization Cases allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals for the Debtors, as well as other Compensation and Reimbursement Claims.  In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Reorganization Cases.

The foregoing types of Claims, costs, expenses, fees and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.  The Debtors believe that in a chapter 7 liquidation, the prepetition Claims or Equity Interests would receive significantly less distribution of property, if any.

The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors.  The analysis is based on a number of significant assumptions which are described below.  The liquidation analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

D.                                    Liquidation Analysis.

The Debtors’ liquidation analysis is attached as Exhibit “H” hereto.

E.                                      Feasibility.

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the Projections described in Section VII above.  Based upon such Projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.                                      Section 1129(b).

The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or equity interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1.                                       No Unfair Discrimination.

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the plan of reorganization.  The test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

2.                                       Fair and Equitable Test.

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to the dissenting class, the test sets different standards, depending on the type of claims or equity interests in such class:

•                  Secured Creditors.  Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the “indubitable equivalent” of its allowed secured claim.

•                  Unsecured Creditors.  Either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

•                  Equity Interests.  Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to the equity interests of the dissenting class will not receive any property under the plan of reorganization.

The Debtors believe the Plan will satisfy the “fair and equitable” requirement.

XI.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.                                    Liquidation Under Chapter 7.

If no chapter 11 plan can be confirmed, the Reorganization Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the

Bankruptcy Code.  A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in Section X.D of this Disclosure Statement.  The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (a) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (b) additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of attorneys and other professionals, (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations.  In a chapter 7 liquidation, the Debtors believe that there would be no distribution to holders of Allowed Claims in Classes 4, 5, 6, 7, 8 and 9 and the distribution to holders of Allowed Claims in Classes 2A, 2B and 3 would be materially less.

B.                                    Alternative Plan.

If the Plan is not confirmed, the Debtors, or any other party in interest (if the Debtors’ exclusive period in which to file a plan has expired) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets under chapter 11.  The Debtors have concluded that the Plan enables creditors and equity holders to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities.  The process would be carried out in a more orderly fashion over a greater period of time.  Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.  Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan.

XII.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Claims and Equity Interests.  This discussion does not address the U.S. federal income tax consequences to holders of Claims or Equity Interests who are deemed to reject the Plan or to holders of Claims who are unimpaired or otherwise entitled to payment in full in cash under the Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS or any other tax authority, or an opinion of counsel, with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities.  Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign persons, mutual funds, small business investment companies, regulated investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders that are, or hold existing notes through, pass-through entities, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, and persons holding existing notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction).  If a partnership holds existing notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  Moreover, the following discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the exchange consideration in the secondary market.

This discussion also assumes that the Credit Agreement Claims, the Senior Subordinated Notes, the Equity Interests in Holdings, the Amended and Restated Term Notes, the Amended and Restated Revolver Notes, the New Second Lien Term Loans, the New Capital Stock, and the New Warrants are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code, and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of Claims.

IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, holders of Claims and Equity Interests are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.            Consequences to the Debtors

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations, of which Holdings is the common parent, and file a single consolidated federal income tax return (the “Panolam Group”).  In the most recent Form 10-K filed by Panolam and its subsidiaries, the Panolam Group reported net operating loss carryforwards (“NOL”) for U.S. federal income tax purposes of approximately $3,449,000 as of the end of 2008.  See Panolam Industries International, Inc. 2008 Form 10-K, at Note 13 (Income Taxes).  The Panolam Group expects to incur further operating losses during its current consolidated taxable year.  The amount of any such losses, and the extent to which any limitations on the use of such losses might apply, remains subject to audit and adjustment by the IRS.

As discussed below, in connection with the Plan, the amount of the Panolam Group’s NOL carryforwards and other losses may be significantly reduced or eliminated, and other tax attributes of the Panolam Group (such as tax basis in assets) may be reduced.  In addition, the subsequent utilization of any NOL carryforwards and other losses remaining following the Effective Date may be severely restricted.

As a result of the transactions contemplated by the Plan, the Panolam Group may terminate for U.S. federal income tax purposes on the Effective Date in the event Holdings II becomes Reorganized Holdings.  In such instance, Holdings II would become the common parent of a new affiliated group of corporations of which the remaining Debtors (other than Holdings) would be members.  We expect that this new group would file a single consolidated U.S. federal income tax return; accordingly, references to the Panolam Group in the remainder of this discussion refer, as applicable, to the reorganized Panolam Group emerging on the Effective Date.  The Debtors do not anticipate that the above-mentioned possible termination (or lack thereof) of the existing Panolam Group and its replacement by the reorganized Panolam Group would result in material adverse consequences to the Debtors.

1.             Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes — such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets — by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The COD incurred is generally the amount by which the indebtedness discharged (reduced by any unamortized original issue discount) exceeds any consideration given in exchange therefor.  Certain statutory or judicial exceptions can generally apply to limit the amount of COD incurred for U.S. federal income tax purposes (e.g., where the cash payment of the cancelled debt would have given rise to a tax deduction, such as in the case of a tax deduction for accrued interest that was deferred until paid in cash under the high-yield discount obligation rules of the Tax Code).  If advantageous, the borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Where the borrower joins in the filing of a consolidated federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced.  Any reduction in tax attributes in respect of excluded COD income does not occur until after the determination of the taxpayer’s income or loss for the taxable year in which the COD is incurred.

The Debtors will incur substantial COD as a result of the implementation of the Plan, with the result that there will be substantial reductions in the NOL carryforwards and other tax attributes of the Panolam Group.  Alternatively, the American Recovery and Reinvestment Act of 2009 permits the Debtors to elect to defer the inclusion of COD income resulting from the Plan, with the amount of COD income becoming includible in their income ratably over a five-taxable year period beginning in the fourth or fifth taxable year after the COD income arises (depending on whether the Plan is consummated in 2009 or 2010).  The collateral tax consequences of making such election are complex.  The Debtors do not currently expect to make the deferral election.  The amount of COD incurred will depend, in significant part, on the fair market value of the New Capital Stock and the “issue price” of the Amended and Restated Revolver Notes, the Amended and Restated Term Notes and New Second Lien Term Notes being issued on the Effective Date (see Consequences to Holders of Certain Claims—ownership and Disposition of the New Term Notes and New Drawn Revolver—Stated Interest and Original Issue Discount, below).  It is anticipated that, as a result of the implementation of the Plan, most of the Panolam Groups’ consolidated NOL and capital loss carryforwards will be eliminated and that other tax attributes of the Panolam Group will also be reduced.

2.             Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and certain other tax attributes (including current year NOLs) allocable to periods prior to the Effective Date

(collectively, “pre-change losses”) will be subject to limitation under section 382 of the Tax Code as a result of the changes in ownership of the Panolam Group, as described below.  These limitations apply in addition to, and not in lieu of, the attribute reduction that results from the COD arising in connection with the Plan.  Absent an election to defer the inclusion of COD income, we believe that, as a result of the reduction of tax attributes on account of COD as discussed above, most of the tax attributes to which Section 382 of the Tax Code could potentially apply after the Effective Date would be eliminated at the end of the taxable year in which the Effective Date occurs.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation.  The issuance of the New Capital Stock pursuant to the Plan should constitute an “ownership change” of the Panolam Group for this purpose.

In general, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (4.48% for ownership changes occurring in October 2009).  As discussed below, this annual limitation often may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change.  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change after giving effect to the surrender of creditors’ claims, but subject to certain adjustments (which can result in a reduced stock value); in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.  However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, or possibly if certain shareholders claim worthless stock deductions and continue to hold their stock in the corporation (or the parent of the consolidated group) at the end of the taxable year, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built in gains discussed below.  Generally, NOL carryforwards expire after 20 years.

Accordingly, the impact of an ownership change of the Panolam Group pursuant to the Plan depends upon, among other things, the amount of pre-change losses remaining after the reduction of attributes due to the COD, the value of both the stock and assets of the respective groups at such time, the continuation of their respective businesses, and the amount and timing of future taxable income.

(a)           Built In Gains and Losses.  Section 382 of the Tax Code can operate to limit the deduction of built-in losses recognized subsequent to the date of the ownership change.  If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.

Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

The presence of a net unrealized built-in gain or net unrealized built-in loss position for a corporation (or consolidated group) depends, among other things, on the value of the assets of the corporation (or consolidated group) at the time of the ownership change.

Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss.  Such corporations would nevertheless be taken into account in determining whether the consolidated group has a net unrealized built-in gain.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.  Whether the Panolam Group will benefit from adjustment for “built-in” gains or be subject to the limitation for “built-in” losses will depend upon the respective value of the Panolam Group’s assets immediately before the Effective Date.

(b)           Special Bankruptcy Exception.  An exception to the foregoing annual limitation rules generally applies where qualified creditors of a debtor corporation receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  This exception is potentially applicable in respect of the Debtors.  However, it is not currently anticipated that this exception would provide any appreciable benefit in the present case, and Debtors expect to elect out of the exception.

3.             Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular income tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.            Consequences to Holders of Certain Claims

Pursuant to the Plan, and in satisfaction of their respective Claims:

(i)            Holders of Senior Lender Credit Agreement Revolver Claims (Class 2A) will receive from Reorganized Panolam: (A) a share of Cash (including cash payments in respect of accrued and unpaid interest and other non-principal amount Obligations (as defined in the Credit Agreement)) paid with respect to such Claims; (B) their pro rata share of the Amended and Restated Revolver Notes of which a portion will already have been drawn as of the Effective Date (such portion the “New Drawn Revolver”); and (C) a portion of the Amended and Restated Term Notes.

(ii)           Holders of Senior Lender Credit Agreement Term Claims (Class 2B) will receive from Reorganized Panolam: (A) a share of Cash (including additional cash payments in respect of accrued and unpaid interest and other non-principal amount Obligations (as defined in the Credit Agreement)) paid with respect to such Claims; and (B) a portion of the Amended and Restated Term Notes.

(iii)          Holders of Noteholder Credit Agreement Claims (Class 3) will receive from Reorganized Panolam: (A) New Second Lien Term Notes (the Amended and Restated Term Notes and New Second Lien Term Notes together referred to as the “New Term Notes”); and (B) additional cash payments in respect of accrued and unpaid interest and other non-principal Obligations (as defined in the Credit Agreement) with respect to such Claims.

(iv)          holders of Senior Subordinated Notes Claims (Class 5) will receive from Reorganized Panolam, 90% of the New Capital Stock outstanding as of the Effective Date.

1.             Consequences to Holders of Credit Agreement Claims

The U.S. federal income tax consequences of the Plan to holders of the Senior Lender Credit Agreement Revolver Claims, the Senior Lender Credit Agreement Term Claims, and/or the Noteholder Credit Agreement Claims depend, in part, on whether the holder’s existing Claims constitute “securities” for U.S. federal income tax purposes, and if so, whether the New Drawn Revolver or New Term Notes received therefor also constitute “securities” for U.S. federal income tax purposes (such that the exchange would qualify for “recapitalization” treatment under the Tax Code).

This determination is made separately for each class or type of Claim.  For example, if the Noteholder Credit Agreement Claims constitute securities and the New Second Lien Term Notes received in exchange for such Claims also constitute securities, then such exchange will be treated as a “recapitalization” for U.S. federal income tax purposes, with the consequences described below in “—Potential Recapitalization Treatment.”  If, on the other hand, either the Noteholder Credit Agreement Claims or the New Second Lien Term Notes do not constitute securities, the receipt of the New Second Lien Term Notes in satisfaction of the Noteholder Credit Agreement Claims would be treated as a fully taxable transaction, with the consequences described below in “—Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Additionally, the IRS has ruled that new debt instruments with a term of less than five (5) years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form.  Based on the terms of the existing Credit Agreement Claims, some or all of such Credit Agreement Claims may be treated as securities.  All holders of Credit Agreement Claims are urged to consult their tax advisors regarding the appropriate status for U.S. federal income tax purposes of their particular Credit Agreement Claims and the New Drawn Revolver and New Term Notes to be received.

(a)           Fully Taxable Exchange.  If a Credit Agreement Claim does not constitute a security, or none of the consideration (i.e., the New Term Notes and any New Drawn Revolver) received in exchange therefor constitute securities for U.S. federal income tax purposes, the holder generally should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the amount of cash received and the “issue price” of the New Term Notes and any New Drawn Revolver received (see “—Ownership and Disposition of the New Term Notes and New Drawn Revolver—Stated Interest and Original Issue Discount,” below), other than any amount allocable to accrued and unpaid interest, and (ii) the holder’s adjusted tax basis in the Credit Agreement Claim exchanged (other than any basis attributable to accrued but unpaid interest).  See “—Character of Gain or Loss,” below.  In addition, a holder of a Credit Agreement Claim will have interest income to the extent of any cash paid on account of accrued and unpaid interest not previously included in income.  See “— Payment of Accrued Interest,” below.

A holder’s tax basis in a New Term Note and any New Drawn Revolver received will equal the issue price of such debt.  A holder’s holding period in such New Term Note or New Drawn Revolver should begin the day following the exchange date.

(b)           Potential Recapitalization Treatment.  The classification of an exchange as a recapitalization for U.S. federal income tax purposes (as discussed above) generally serves to defer the recognition of any gain or loss by the holder.  However, if an exchange qualifies as a recapitalization, a holder that would otherwise have taxable gain on the exchange should generally still be required to recognize that gain to the extent, if any, that the holder receives consideration that is neither stock nor securities of the exchanging company.

In the case of the Senior Lender Credit Agreement Claims, if the receipt of a New Drawn Revolver (if any) and the Amended and Restated Term Notes qualifies as a recapitalization, a holder generally will not recognize any loss upon the receipt of such Amended and Restated Term Notes and New Drawn Revolver, but should recognize its gain, if any, to the extent of the cash received in the exchange (other than to the extent allocable to accrued and unpaid interest and possibly to any other non-principal obligations) and the fair market value of either of the Amended and Restated Term Notes or New Drawn Revolver which do not qualify as securities.

A holder of Senior Lender Credit Agreement Claims will also have interest income to the extent of payments made on account of accrued and unpaid interest not previously included in income.  See “—Payment of Accrued Interest,” below.

In the case of the Noteholder Credit Agreement Claims, if the exchange for New Second Lien Term Loans qualifies as a recapitalization, a holder generally will not recognize any loss upon the receipt of such New Second Lien Term Notes, but may potentially recognize its gain, if any, to the extent of any cash received (other than to the extent allocable to accrued and unpaid interest).  A holder of Noteholder Credit Agreement Claims will also have interest income to the extent of payments made on account of accrued and unpaid interest not previously included in income.  See “—Payment of Accrued Interest,” below.

In a recapitalization exchange, a holder’s aggregate tax basis in any New Term Notes and New Drawn Revolver received which constitute securities should equal the holder’s aggregate adjusted tax basis in the Credit Agreement Claims exchanged therefor, increased by any gain or interest income recognized in the exchange, and decreased by any consideration received that does not constitute securities of Panolam.  In the case of the Senior Lender Credit Agreement Revolver Claims, if both the Amended and Restated Term Notes and the New Drawn Revolver received in exchange for such Claims are securities, the basis of the existing Senior Lender Credit Agreement Revolver Claims (after adjustment for non-security consideration received as above) should be split between the Amended and Restated Term Notes and New Drawn Revolver received by a holder in proportion to the relative fair market value of the Amended and Restated Term Notes and New Drawn Revolver received by such holder.  In general, a holder’s holding period in any New Term Notes or New Drawn Revolver received will include the holder’s holding period in the Credit Agreement Claim exchanged, except to the extent of any of the consideration treated as received in respect of accrued but unpaid interest.

2.             Consequences to Holders of Senior Subordinated Notes Claims

The exchange of Senior Subordinated Notes for New Capital Stock pursuant to the Plan should be a taxable exchange to the holders of Senior Subordinated Notes.  As a result, a holder should recognize gain or loss on the exchange in an amount equal to the difference, if any, between (i) the sum of the fair market value of the New Capital Stock on the date of the exchange (other than New Capital Stock received in respect of any Claim for accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in the Senior Subordinated Notes exchanged (other than any basis attributable to accrued but unpaid interest).  In addition, a holder of Senior Subordinated Notes Claims will have interest income to the extent of any exchange consideration allocable to accrued and unpaid interest not previously included in income.  See “— Character of Gain or Loss” and “— Payment of Accrued Interest,” below.

A holder’s basis in the New Capital Stock should equal the fair market value of such stock on the date of the exchange.  A holder’s holding period in such stock should begin the day following the exchange date.

Notwithstanding the foregoing, it is possible the IRS may attempt to treat a holder’s receipt of New Capital Stock in satisfaction of Senior Subordinated Notes Claims as part of a non-recognition transaction.  If so treated, such a holder would not be required or permitted to recognize any gain or loss on the transaction.  In the case of a holder that does not recognize gain or loss, the holder’s tax basis in its New Capital Stock should reflect the unrecognized gain or loss.  In addition, the holder’s holding period in the New Capital Stock should, in whole or in part, include its holding period in its Claim.  However, the Debtors believe, and the discussion herein assumes, that the satisfaction of Senior Subordinated Notes Claims should be treated as a fully taxable transaction, in which both gain and loss may be recognized as described above.

Holders of Senior Subordinated Notes are urged to consult their tax advisors regarding the income tax consequences of the exchange of such Senior Subordinated Notes for New Capital Stock.

3.             Character of Gain or Loss

Where gain or loss is recognized by a holder in respect of the satisfaction and exchange of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.  Each holder of a Claim is urged to consult its tax advisor for a determination of the character of any gain or loss recognized in respect to the satisfaction of its Claim.

Holders of Claims who recognize capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses.  For noncorporate holders, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  Holders, other than corporations, may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years.  For corporate holders, losses from the sale or exchange of capital assets may only be used to offset capital gains.  Holders who have more capital losses than can be used in a tax year may be allowed to carry over unused capital losses for the five (5) taxable years following the capital loss year, but are allowed to carry back unused capital losses to the three (3) taxable years preceding the capital loss year.

A holder that purchased its existing Credit Agreement Claim or Senior Subordinated Note Claim from a prior holder at a “market discount” (relative to the principal amount of the existing Credit Agreement Claim or Senior Subordinated Note Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” (generally, a constant stated amount of interest payable in cash at least annually) or (ii) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Under these rules, any gain recognized on the exchange of debt instruments generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of such debt instruments did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its existing notes, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the holder recognizes in the exchange.

4.             Payment of Accrued Interest

In general, to the extent that any consideration received pursuant to the Plan by a holder of an Allowed Claim is received in satisfaction of accrued interest or original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly it is unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

Pursuant to the Plan, holders of Senior Lender Credit Agreement Revolver Claims, Senior Lender Credit Agreement Term Claims, and Noteholder Credit Agreement Claims will receive cash in the amount of any accrued but unpaid interest due on their particular Credit Agreement Claims as of the Effective Date.  The Debtors believe, and this discussion assumes, that to the extent any cash payments are made to a holder of Senior Lender Credit Agreement Revolver Claims, Senior Lender Credit Agreement Term Claims, or Noteholder Credit Agreement Claims on account of accrued but unpaid interest, such payments should be respected as payments of interest and not as payments reducing principal.

With respect to the Senior Subordinated Notes Claims, the Plan provides that consideration received in respect of such Claims is allocable first to the principal amount (as determined for federal income tax purposes) of the existing Senior Subordinated Noteholder Claims and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of any New Capital Stock received between principal and interest, or an allocation first to accrued but unpaid interest).  See Section 6.15 of the Plan.

There is no assurance that the IRS will respect such allocations for federal income tax purposes.  Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for federal income tax purposes.

5.             Ownership and Disposition of New Term Notes and New Drawn Revolver

(a)           Stated Interest and Original Issue Discount.  A holder of New Term Notes or New Drawn Revolver will be required to include stated interest on its New Term Notes or New Drawn Revolver in income in accordance with the holder’s regular method of tax accounting to the extent such stated interest is “qualified stated interest.”  Stated interest is “qualified stated interest” if it is payable in cash at least annually.  Interest on the Amended and Restated Term Notes and the New Drawn Revolver, as well as the current cash pay portion of the interest on the New Second Lien Term Notes, should be qualified stated interest.

The remainder of the stated interest payable on the New Second Lien Term Loans is not payable currently (the “deferred” interest); this portion of the stated interest on the New Second Lien Term Loans will be included in the determination of the OID on those loans.  Accordingly, the New Second Lien Term Loans will be issued with OID to the extent of the deferred interest, and depending on their issue price (discussed below), may be issued with additional OID.

A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount.  A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than qualified stated interest.  Thus, the deferred portion of the stated interest payments on the New Second Lien Term Loans will be included in the stated redemption price at maturity and taxed as OID.

The “issue price” of any class of new debt instrument issued under the Plan depends on whether, at any time during the 60-day period ending 30 days after the exchange date, such class of new debt instruments is traded on an “established market” or any class of existing debt instruments exchanged (in whole or in part) for such class of new debt instruments is traded on an established market.  Pursuant to applicable Treasury regulations, an “established market” need not be a formal market.  It is sufficient that a debt instrument appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions.  Also, under certain circumstances, debt instruments are considered to be traded on an established market when price quotations for such debt instruments are readily available from dealers, brokers or traders.

If any class of new notes received (i.e., either of the two classes of New Term Notes or the New Drawn Revolver) is considered traded on an established market, the issue price of such class of notes will equal the fair market value of such class as of the Effective Date.  If any class of notes received is not traded on an established market, the issue price of such class of notes generally will depend on whether a substantial amount of the existing Claims exchanged for such class of notes are considered to be traded on an established market.  If a substantial amount of the Claims exchanged are so treated, the issue price of the applicable classes of new notes will be based on the fair market value of such Claims, adjusted for any other consideration (i.e., any other notes and cash) received in the exchange.  Thus, the issue price of the New Revolver would depend on whether the existing Senior Lender Credit Agreement Revolver Claims are traded on an established market, and the issue price of the Amended and Restated Term Notes would depend on whether either the Senior Lender Credit Agreement Revolver Claims or the Senior Lender Credit Agreement Term Claims are traded on an established market (since the Amended and Restated Term Notes are being issued in exchange for both Senior Lender Credit Agreement Revolver Claims and Senior Lender Credit Agreement Term Claims).  Similar principles apply to the determination of the issue price of the New Second Lien Term Notes.  If, however, the existing Claims are also not traded on an established market, the issue price of the new particular New Term Note or New Drawn Revolver should equal its stated principal amount.

If, based on the above, a New Term Note or New Drawn Revolver has an issue price which is lower than its stated redemption price at maturity, the particular New Term Note or New Drawn Revolver will be treated as issued with OID (in addition to any OID resulting from the deferred portion of the stated interest thereon) to the extent that its issue price is less than its principal amount by more than a de minimis amount.  Depending on the fair market value of the New Term Note or New Drawn Revolver, the total amount of OID could be substantial.

A holder of New Term Notes or New Drawn Revolver that is issued with OID generally will be required to include any OID in income over the term of the New Term Notes  or New Drawn Revolver (for so long as the New Term Notes or New Drawn Revolver continue to be owned by the holder) in accordance with a constant yield-to-maturity method, regardless of whether the holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the New Term Notes or New Drawn Revolver (other than cash attributable to qualified stated interest).  Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a holder includes in income will increase the tax basis of the holder in its New Term Notes or New Drawn Revolver.  A holder of New Term Notes or New Drawn Revolver will not be separately taxable on any cash payments of interest that have already been taxed under the OID rules, but will reduce its tax basis in such debt instruments by the amount of such payments.

In compliance with applicable Treasury regulations, the Debtors will furnish annually to the IRS and the indenture trustee of any class of New Term Notes or New Drawn Revolver treated as issued with OID information describing the amount of any accrued OID.  In general, the Debtors’ determination of issue price will be binding on all holders, other than a holder that explicitly discloses its inconsistent treatment in a statement attached to its timely filed tax return for the taxable year in which the exchange occurs.

(b)           Acquisition Premium.  The amount of OID includible in a holder’s gross income with respect to New Term Notes or New Drawn Revolver will be reduced if the New Term Notes or New Drawn Revolver are acquired (or deemed to be acquired) at an “acquisition premium.”  A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the issue price of the debt.  Only if an exchange qualifies as a recapitalization for U.S. federal income tax purposes should a holder have acquisition premium.  Otherwise, a holder’s initial tax basis in its New Term Notes or New Drawn Revolver will equal the issue price of the New Term Notes or New Drawn Revolver.

If a holder has acquisition premium, the amount of any OID includible in its gross income with respect to such New Term Notes or New Drawn Revolver in any taxable year will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such New Term Notes or New Drawn Revolver by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

Prospective holders should consult their own tax advisors regarding the application of the “acquisition premium” rules under the Tax Code.

(c)           Sale, Exchange or Other Disposition of the New Term Notes and New Drawn Revolver.  Except as discussed below with respect to market discount, any gain or loss recognized by a holder on a sale, exchange or other disposition of a New Term Note or New Drawn Revolver (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously included in income) generally should be capital gain or loss in an amount equal to the difference, if any, between the amount realized by the holder and the holder’s adjusted tax basis in the New Term Note or New Drawn Revolver immediately before the sale, exchange, redemption or other disposition (increased for any OID accrued through the date of disposition, which OID would be includible as ordinary income).  Any such gain or loss generally should be long-term capital gain or loss if the holder’s holding period in its New Term Note or New Drawn Revolver is more than one year at that time.

In the case of an exchange of an existing Credit Agreement Claim that qualifies as a recapitalization for U.S. federal income tax purposes, the Tax Code indicates that any accrued market discount in respect of the Credit Agreement Claim in excess of the gain recognized in the exchange should not be currently includible in income.  However, such accrued market discount would carry over to any non-recognition property received in exchange therefor (i.e., to a New Term Note or New Drawn Revolver received in the exchange), such that any gain recognized by the holder upon a subsequent disposition or repayment of such New Term Note or New Drawn Revolver would be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific Treasury regulations implementing this rule have not been issued.

If a holder of a debt instrument with accrued market discount did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry such notes, such deferred amounts would become deductible at the time of a later taxable disposition, up to the amount of gain that the holder recognizes in the disposition.

6.             Ownership and Disposition of New Capital Stock

Subject to the discussion below, any gain or loss recognized by a holder on the sale, exchange, or other disposition of the New Capital Stock generally should be capital gain or loss in an amount equal to the difference, if any, between the amount realized by the holder and the holder’s adjusted tax basis in the New Capital Stock immediately before the sale, exchange, or other disposition.  Any such gain or loss generally should be long-term if the holder’s holding period for its stock is more than one year at that time.  The use of capital losses is subject to limitations.

Any gain recognized by the holder upon a subsequent taxable disposition of the stock (or any stock or property received for it in a later tax-free exchange) would be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Senior Subordinated Notes Claim for which stock was received and any ordinary loss deductions incurred upon satisfaction of such Claim, less any income (other than interest income) recognized by the holder upon satisfaction of such Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

In addition, any adjustment to the number of shares of New Capital Stock for which the New Warrants may be exercised (or to the exercise price of the New Warrants) may, under certain circumstances, result in constructive distributions that could be taxable to the holders of New Capital Stock.

C.            Consequences to Holders of Equity Interests in Holdings

Pursuant to the Plan, holders of Equity Interests in Holdings (Class 10) will receive the New Warrants from Reorganized Holdings.

1.             Consequences of the Exchange to Holders of Equity Interests in Holdings

The U.S. federal income tax consequences of the Plan to the holders of Equity Interests in Holdings (the “Holdings Equity Holders”) depend on whether, for U.S. federal income tax purposes, the New Warrants are treated as warrants, stock, or some other contractual non-equity right.  See “— Ownership, Exercise, and Disposition of New Warrants” below.  Accordingly, Holdings Equity Holders are urged to consult their tax advisors regarding the federal income tax consequences of the exchange of their Holdings Equity Interests for New Warrants.

(a)           New Warrants Treated as Warrants.  If the New Warrants are treated as warrants, a Holdings Equity Holder should, subject to the “wash sales” rules described below, recognize gain or loss on the receipt of such New Warrants in an amount equal to the difference between the (i) the fair market value of any New Warrants received by the holder and (ii) the holder’s adjusted tax basis in its Holdings stock.  See “Consequences to Holders of Certain Claims — Character of Gain or Loss,” above.  Any New Warrants received will have a tax basis equal to their fair market value on the date of the exchange, and a holding period that begins the day following the exchange date.

To the extent a loss would otherwise be recognizable by a Holdings Equity Holder on the exchange of Equity Interests in Holdings for New Warrants pursuant to the Plan, there is a risk that such loss may be deferred under the “wash sale” rules of the Tax Code.  Section 1091(a) of the Tax Code provides for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, substantially identical stock or securities.  If the Equity Interests in Holdings and the New Capital Stock receivable upon exercise of the New Warrants are considered “substantially identical” for these purposes (or alternatively if the Equity Interests and the New Warrants themselves are substantially identical) and the exchange of Equity Interests in Holdings for the New Warrants results in a loss to a Holdings Equity Holder, such loss may be disallowed and added to the tax basis of the New Warrants received.  The extent to which such loss would be disallowed is unclear.  Holdings Equity Holders should consult their tax advisors as to the application and operation of the wash sale rules.

(b)           New Warrants Treated as Stock.  If the New Warrants are properly treated as stock for U.S. federal income tax purposes, the tax consequences of the Plan to the holders of Equity Interests in Holdings depend on whether Holdings remains a member of the Panolam Group after the Effective Date and, if Holdings does not remain a member of the Panolam Group after the Effective Date, whether the New Warrants are received by the Holdings Equity Holders in liquidation of Holdings or as a result of Holdings merging down into Holdings II.

If Holdings liquidates, a Holdings Equity Holder should, subject to the “wash sales” rules described above, recognize gain or loss on the exchange in an amount equal to the difference between (i) the fair market value of any New Warrants received by the holder and (ii) the holder’s adjusted tax basis in its Holdings stock.  See “Consequences to Holders of Certain Claims — Character of Gain or Loss,” above.  Any New Warrants received in such liquidation will have a tax basis equal to their fair market value on the date of the exchange, and a holding period that begins the day following the exchange date.

If, however, Holdings remains a member of the Panolam Group or Holdings merges into Holdings II (with Holdings II as the sole surviving entity), the Debtors believe that the receipt of New Warrants by a Holdings Equity Holder should qualify as a tax-free “reorganization.”  In such event, a Holdings Equity Holder generally will not recognize any gain or loss upon the exchange of its existing Holdings stock for New Warrants.

In a reorganization, a holder’s aggregate tax basis in any New Warrants received should equal the holder’s aggregate adjusted tax basis in the existing Holdings stock exchanged therefor.  In general, a holder’s holding period in any New Warrants received in a reorganization will include the holder’s holding period in the existing Holdings stock exchanged.

2.             Ownership, Exercise, and Disposition of New Warrants

The characterization of the New Warrants for U.S. federal income tax purposes is uncertain — whether, for example, the New Warrants would be respected as simply options to acquire stock, treated currently as convertible stock (such as due to their low strike price), or otherwise.

If the New Warrants are respected as warrants for U.S. federal income tax purposes, A holder generally will not recognize gain or loss when the New Warrants are exercised to acquire the underlying New Capital Stock and the holder’s aggregate tax basis in the New Capital Stock acquired generally will equal such holder’s aggregate tax basis in the exercised warrants increased by the exercise price.  In such instance, a holder’s holding period in the New Capital Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

Upon the lapse or disposition of a New Warrant, a holder generally will recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant.  In general, such gain or loss will be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period is satisfied.

In addition, any adjustment to the number of shares of New Capital Stock for which the New Warrants may be exercised (or to the exercise price of the New Warrants) may under certain circumstances result in constructive distributions that could be taxable to the holders of the New Warrants.

If, on the other hand, the New Warrants are treated as stock for U.S. federal income tax purposes, the exercise of such option should not result in any tax consequences, and the consequences of holding and selling of such New Warrants should be the same as described above in “Consequences to Holders of Certain Claims — Ownership and Disposition of New Capital Stock.”

D.            Information Reporting and Backup Withholding

Payments of interest or dividends (including accruals of OID) and any other reportable payments may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information.  Backup withholding is not an additional tax.  Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  Holders are urged to consult their tax advisors regarding these regulations and whether the exchanges contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

XIII.

CONCLUSION

The Debtors believe the Plan is in the best interests of all creditors and urges the holders of impaired Claims in Classes 2A, 2B, 3, 5, and 10 to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received by the Voting Agent no later than 5:00 p.m., Eastern time, on November 2, 2009.

Dated:    September 30, 2009

Wilmington, Delaware

Respectfully submitted,
Panolam Holdings Co.
Panolam Holdings II Co.
Panolam Industries International, Inc.
Panolam Industries, Inc.
Pioneer Plastics Corporation
Nevamar Holding Corp.
Nevamar Holdco, LLC
Nevamar Company, LLC

By:	/s/ Robert J. Muller, Jr.
	Name:	Robert J. Muller, Jr.
	Title:	Chairman, President and Chief
Executive Officer

Exhibit A

Joint Prepackaged Plan of Reorganization

Exhibit B

Panolam’s Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009

Exhibit C

Panolam’s Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 20, 2009

Exhibit D

Panolam’s Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 10, 2009

Exhibit E

Restructuring Support Agreement

Exhibit F

Pro Forma Financial Projections

Exhibit F

PRO FORMA FINANCIAL PROJECTIONS

The 2009 plan and 2010-2013 forecasts (the “Financial Projections”) present, to the best of the Debtors’ knowledge and belief, the Debtors’ expected financial position, results of operations, and cash flows for each of the five years reflected in the projection period. The Financial Projections include a projected income statement, balance sheet and statement of cash flow for the years ending December 31, 2009 through 2013 and projected capital structure at exit.  The assumptions disclosed herein are those that the Debtors believe are significant to the Financial Projections.  Because events and circumstances do not always occur as expected, there will inevitably be differences between the projected and actual results; some of which may be material to the Financial Projections herein.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS, RESULTS OF OPERATION, CASH FLOW, REVENUE AND GROWTH RATES.  ACCORDINGLY, THE DEBTORS DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIMS ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS, FINANCIAL CONSEQUENCES OR PROJECTIONS PRIOR TO THE EFFECTIVE DATE OF ANY PLAN OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

The Debtors’ auditor has neither examined nor compiled the accompanying Financial Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.  These Financial Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, including, without limitation, the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.  These Financial Projections, unless otherwise noted, are not in compliance with Generally Accepted Accounting Principles (“GAAP”).

Recurring EBITDA (“EBITDA”) is measured as earnings (defined as operating income (loss) plus other income less other expenses) before interest, taxes, depreciation and amortization and excluding restructuring and other one-time charges.  EBITDA is frequently used by the financial community to provide insight into an organization’s operating trends and facilitate comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies.  EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Debtors’ debt covenant compliance.

A.            PROJECTION ASSUMPTIONS

The Financial Projections have been prepared in good faith based upon assumptions believed to be reasonable including assumptions related to the financial accounts of the Debtors, which are based upon the Debtors’ estimates and market conditions.

The Debtors, with the assistance of its advisors, prepared the Financial Projections to include the next five years ending December 31 (2009-2013).  The Financial Projections are based on a number of assumptions, and while the Debtors have prepared the Financial Projections in good faith and believe the assumptions to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will ultimately be realized.  The Financial Projections should be read in conjunction with the assumptions, qualifications and notes contained herein, the risk factors described in Section VIII of the Disclosure Statement, and the historical financial statements filed by the Debtors.  The following summarizes the underlying key assumptions upon which the Financial Projections were based.

The Financial Projections take into account a number of factors pertinent to the current macroeconomic environment, including, among other things, the state of the current building products market and decreased consumer spending.  The Debtors assume the current consumer spending slowdown will last through the end of calendar year 2010, with gradual growth in consumer spending resuming in 2011.

The Financial Projections are based on the assumption that the Plan will be confirmed as stated in the Disclosure Statement and Plan of Reorganization and will become effective October 1, 2009.

B.            PROJECTED CONSOLIDATED INCOME STATEMENT

Sales Forecast:  A detailed 5-year sales forecast was prepared in U.S. dollars.  Sales were derived by applying projected growth rates to previous years’ shipments with inputs from industry forecasts and pricing adjustments on a plant-by-plant basis.  Base year (FY 2009) projections were based on a detailed bottoms-up analysis which drives the remaining projections for the outlook period.  The 2010 operating results are projected to be relatively flat as compared to the base year. Long-term, operating performance was expected to trend back toward 2008 levels by 2014.

Product Cost Assumptions:  Raw Materials, Direct Labor and Variable Overhead were projected based on historical margins and cost trends (excluding freight).  Raw material prices were assumed to decline in 2009 and 2010, with subsequent increases in 2011 and beyond. Fixed Overhead and Indirect Labor were projected based on growth rates relative to previous years and individually altered based on the Debtors’ estimates.

Operating Expense Assumptions:  Selling and marketing expenses were projected at rates relative to net sales (excluding freight revenues) and individually altered based on the Debtors’ estimates.  General and administrative expenses were projected at growth rates relative to previous years and individually altered based on planned adjustments projected by the Debtors.

Interest Expense:  The New Revolving Loan interest is projected based on the LIBOR forward curve (including a 2.5% LIBOR floor) plus 6.0% per annum.  In addition the Revolving Loan has an unused commitment fee of 1.0% of the undrawn amount.  Interest for the First Lien Term Loan is projected based on the LIBOR forward curve (including a 2.5% LIBOR floor) plus 6.0% per annum.  The Second Lien Term loan interest is projected at an interest rate of 12% per annum, 10% of which would be payable in kind and 2% would be payable in cash.  The Debtors have the option to pay the Second Lien Term Loan interest at an all cash rate of 10% per annum, once the First Lien Leverage falls below 4.0x LTM EBITDA.

Income Tax Expense:  The Debtors’ tax advisors are preparing post-emergence tax estimates, which may vary materially from what is presented in the Financial Projections.

Fresh Start Accounting:  The Debtors advisors believe the Debtors’ tax attributes will be reduced significantly or eliminated as a result of the reorganization.  Additionally, the tax basis of the Debtors’ assets may be reduced as a result of the transaction.

C.            PROJECTED CONSOLIDATED BALANCE SHEET

Cash:  Under the terms of the excess cash flow sweep, at the end of 2009 any liquidity (cash plus availability under the New Revolving Loan) in excess of the sum of $20 million and the Excess Cash Adjustment is applied to reduce the amount of senior debt outstanding.  At the end of each year thereafter, excess cash flow is swept based on a sliding scale compared to senior leverage per the proposed amendments to the Credit Agreement.

Accounts Receivable:  The FY 2009 projected Accounts Receivable balances at December 31, were based on the Debtors’ historical experience.  For the projected periods, receivable days were projected to remain consistent with historical levels.

Inventory:  The FY 2009 projected Inventory balances at December 31, were based on the Debtors’ historical experience.  For the projected periods, there was an assumption of a modest improvement in inventory days carried in 2012 and 2013.

Accounts Payable:  The FY 2009 projected Accounts Payable balances at December 31, were based on the Debtors’ historical experience.  For the projected periods, days were projected to remain consistent with historical levels.

Projected Income Statement

	YTD Actual(1)	Plan	Forecast
(Dollars in 000s)	Aug. 2009	2009	2010	2011	2012	2013

TOTAL NET SALES
Revenue (Excl Freight)	$165,762	$267,800	$262,100	$289,014	$317,971	$350,940
Other Sales	6,457	7,380	11,340	12,560	14,080	15,180
Freight Billed	2,991	4,820	4,820	5,335	5,880	6,440
Total Net Sales	$175,210	$280,000	$278,260	$306,909	$337,931	$372,560

Total Product Cost	$134,248	$221,910	$218,360	$238,067	$259,269	$282,183

Gross Profit	$40,962	$58,090	$59,900	$68,842	$78,662	$90,376
Gross Profit -%-	23.4%	20.7%	21.5%	22.4%	23.3%	24.3%

SG&A (EXCL D&A)
Selling & Marketing Expense	$12,852	$19,400	$19,710	$20,916	$22,314	$23,689
General & Admin Expense	9,819	16,690	16,480	16,924	17,400	17,913
Other	0	0	0	0	0	0
Total SG&A	$22,671	$36,090	$36,190	$37,839	$39,714	$41,603
Total SG&A -%	12.9%	12.9%	13.0%	12.3%	11.8%	11.2%

RECURRING EBITDA	$18,291	$22,000	$23,710	$31,002	$38,948	$48,774
EBITDA -%-	10.4%	7.9%	8.5%	10.1%	11.5%	13.1%

Restructuring Costs(2)	$6,668	$19,625	$0	$0	$0	$0
Depreciation	18,187	26,670	26,670	26,670	26,670	26,670
Amortization	2,468	3,688	3,660	3,660	3,660	3,660
EBIT	$(9,032)	$(27,983)	$(6,620)	$672	$8,618	$18,444

Interest Expense, Net	$18,413	$22,916	$15,434	$15,187	$14,387	$13,552
Other (Income) / Expense	1,320	0	0	0	0	0
EBT	$(28,765)	$(50,900)	$(22,054)	$(14,515)	$(5,768)	$4,892

Tax Provision / (Benefit)	(5,261)	(1,000)	0	0	0	2,076
Net Income	$(23,504)	$(49,900)	$(22,054)	$(14,515)	$(5,768)	$2,816

Note:

(1) Balances at August 31, 2009 reflect amounts prior to accounting for the reorganization contemplated in the Plan and exclude asset impairment charges
(2) Projected restructuring costs assume $2,000k of fees incurred in Q1 2009; $1,200k per month of legal fees and $500k per month of financial advisory fees in Q2 2009; and $1,200k per month of legal fees, $475k per month of financial advisory fees in Q3 2009; and $4,000k of financial advisory transaction fees and $3,500k in Restructuring Fees at the time of the transaction

Projected Balance Sheet

	Actual(1)	Plan	Forecast
(Dollars in 000s)	8/31/2009	2009	2010	2011	2012	2013

ASSETS
Cash & Equivalents	$52,736	$11,177	$11,177	$12,921	$21,349	$33,117
Accounts Receivable, Net	17,273	16,578	16,438	18,746	21,245	24,034
Inventory	47,944	49,930	49,131	53,565	54,014	54,869
Other Current Assets	19,087	17,000	17,252	17,145	17,107	17,087
Total Current Assets	$137,040	$94,685	$93,998	$102,376	$113,715	$129,107

Net PP&E	$208,776	$195,660	$173,490	$151,820	$130,650	$109,980
Intangible Assets, Net	48,255	48,395	44,735	41,075	37,415	33,755
Other Assets	7,482	2,640	2,623	2,893	3,186	3,512
Total Assets	$401,553	$341,379	$314,846	$298,164	$284,966	$276,354

LIABILITIES & SHAREHOLDERS EQUITY
Accounts Payable	$8,033	$5,468	$5,381	$5,867	$6,389	$6,954
Accrued Expenses & Other Current Liabs.	31,780	15,543	15,543	15,543	15,543	15,543
Total Current Liabilities	$39,813	$21,011	$20,924	$21,410	$21,932	$22,497

Total Debt (Including Current)	$344,025	$170,853	$166,501	$163,206	$154,558	$141,790
Deferred Income Taxes	55,992	61,498	61,498	61,498	61,498	61,498
Other Liabilities	7,687	6,273	6,234	6,876	7,571	8,347
Total Liabilities	$447,517	$259,636	$255,157	$252,990	$245,560	$234,132

Stockholders’ Equity / (Deficit)	$(45,964)	$81,744	$59,689	$45,174	$39,406	$42,222

Total Liab. & Equity	$401,553	$341,379	$314,846	$298,164	$284,966	$276,354

Note: Does not incorporate fresh start accounting changes

(1) Balances at August 31, 2009 reflect amounts prior to accounting for the reorganization contemplated in the Plan

Projected Cash Flow Statement

	YTD Actual(1)	Plan	Forecast
(Dollars in 000s)	Aug. 2009	2009	2010	2011	2012	2013

CASH FROM OPERATIONS
Net Income (Pre Restructuring Fees)	$(16,836)	$(30,275)	$(22,054)	$(14,515)	$(5,768)	$2,816
Less: Restructuring Fees	(6,668)	(19,625)	0	0	0	0
Plus: Depreciation & Amortization	20,656	30,358	30,330	30,330	30,330	30,330
Plus: Post-Reorg PIK Interest	0	625	2,660	2,936	781	0
Funds From Operations	$(2,848)	$(18,917)	$10,936	$18,751	$25,342	$33,146

(Increase) / Decrease in Accounts Receivable, Net	$(2,898)	$(2,385)	$140	$(2,308)	$(2,499)	$(2,790)
(Increase) / Decrease in Inventory	7,774	5,206	799	(4,434)	(449)	(855)
(Increase) / Decrease in Other Current Assets	575	1,575	(252)	108	38	20
Increase / (Decrease) in Accounts Payable	(1,231)	(1,445)	(87)	486	522	565
Increase / (Decrease) in Accrued Interest	14,069	12,127	0	0	0	0
Change in Net Working Capital	$18,289	$15,079	$599	$(6,149)	$(2,388)	$(3,059)

Other Cash Flows	$(5,113)	$(1,125)	$(23)	$372	$403	$449
Cash Flow From Operating Activities	$10,328	$(4,963)	$11,513	$12,974	$23,357	$30,537

CASH FROM INVESTING ACTIVITIES
Capital Expenditure	$(1,036)	$(4,000)	$(4,500)	$(5,000)	$(5,500)	$(6,000)
Cash Flow From Investing Activities	$(1,036)	$(4,000)	$(4,500)	$(5,000)	$(5,500)	$(6,000)

Free Cash Flow (Cash Available to Service Debt)	$9,292	$(8,963)	$7,013	$7,974	$17,857	$24,537

FUNDS FROM FINANCING
Scheduled Borrowings / (Repayments)	$(8)	$(13)	$(513)	$(1,000)	$(1,000)	$(1,000)
Revolver Borrowings / (Repayments)	0	(2,315)	(3,585)	0	0	0
Optional Borrowings / (Repayments)	0	0	(2,914)	(5,231)	(8,428)	(11,768)
Cash Flow From Financing	$(8)	$(2,328)	$(7,013)	$(6,231)	$(9,428)	$(12,768)

Change in Cash & Equivalents	$9,284	$(11,291)	$0	$1,744	$8,428	$11,768

Note:	(1) Balances at August 31, 2009 reflect amounts prior to accounting for the reorganization contemplated in the Plan and exclude asset impairment charges

Exhibit G

Reorganization Valuation Analysis

Exhibit G

REORGANIZATION VALUATION ANALYSIS

THE VALUATION INFORMATION CONTAINED IN THIS EXHIBIT WITH REGARD TO THE REORGANIZED DEBTORS IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

A.            OVERVIEW

The Debtors have been advised by Perella Weinberg Partners LP (“PWP”) regarding estimates of the reorganization value of the Reorganized Debtors on a going concern basis (the “Valuation”).  PWP has determined the estimated range of reorganization value of the Reorganized Debtors, excluding cash on hand, to be approximately $240 million to $270 million (with a mid-point estimate of approximately $255 million) as of an assumed Effective Date of December 31, 2009.

The estimated Valuation range as of an assumed Effective Date of December 31, 2009, reflects PWP’s analysis of business and asset information provided by the Debtors’ management to PWP.  Changes in facts and circumstances between the date hereof and the Effective Date, including, without limitation, a delay in the Effective Date, may result in changes to the Valuation. PWP will consider any such changes in facts and circumstances and may modify its estimate of the estimated Valuation range prior to the Effective Date.  Notwithstanding the foregoing, neither the Debtors nor PWP have any obligation to update, revise or reaffirm the Valuation range.

The foregoing Valuation range estimates are based on a number of assumptions, including a successful reorganization of the Debtors’ business and finances in a timely manner, the implementation of the Reorganized Debtors’ Business Plan (the “Business Plan”), achievement of the forecasts reflected in the Business Plan, access to adequate exit financing, continuity of a qualified management team, market conditions through the period covered by the Financial Projections, and the Plan becoming effective in accordance with the estimates and other assumptions discussed below.

With respect to the Financial Projections, which were prepared by the management of the Debtors, and are included as Exhibit “F” to this Disclosure Statement, PWP has assumed that the Financial Projections have been reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors’ management as to the future operating and financial performance of the Reorganized Debtors.  PWP’s estimate of a range of reorganization values assumes that operating results projected by the Debtors will be achieved by the Reorganized Debtors in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. Certain of the results forecast by the Debtors’ management are materially better than the recent historical results of the Debtors’ operations.  The estimate of reorganization values is dependent upon the Reorganized Debtors performing at the levels set forth in the Financial Projections.  If the business performs at levels above or below those set forth in the Financial Projections, such performance may have a material impact on the Financial Projections and on the estimated range of values derived therefrom.

In estimating the Valuation range PWP: (1) reviewed certain historical financial information of the Debtors for recent years and interim periods; (2) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections, which were prepared and provided to PWP by the Debtors’ management and which relate to the Debtors’ business and their prospects; (3) met with certain members of management of the Debtors to discuss the Debtors’ operations and future prospects; (4) reviewed publicly available financial data and considered the market value of public companies that PWP deemed generally comparable to the operating businesses of the Debtors; (5) considered certain economic and industry information relevant to the operating businesses; and (6) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate.  PWP assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors, as well as publicly available information.

In addition, PWP did not independently verify management’s Financial Projections in connection with such estimates of the reorganization value of the Reorganized Debtors, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith.

Estimates of the reorganization value of the Reorganized Debtors do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold as a going concern, in liquidation or otherwise.

In the case of the Reorganized Debtors, the estimates of the reorganization value prepared by PWP represent the hypothetical reorganization value of the Reorganized Debtors.  Such estimates were developed for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to creditors thereunder.  Such estimates reflect computations of the range of the estimated reorganization value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any Securities issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.  As a result, the estimate of the Valuation range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Because such estimates are inherently subject to uncertainties, none of the Debtors, PWP, the Debtors’ other advisors or any other person assumes responsibility for their accuracy.  In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

B.            VALUATION METHODOLOGY

PWP performed a variety of analyses and considered a variety of factors in preparing the Valuation range of the Reorganized Debtors. PWP primarily relied on two widely-recognized methodologies: (i) comparable public company analysis and (ii) discounted cash flow analysis.  PWP made judgments as to the relative significance of each analysis in determining the Reorganized Debtors’ Valuation range.  PWP’s Valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Reorganized Debtors’ Valuation.

The following summary does not purport to be a complete description of the analyses and factors undertaken to support PWP’s conclusions.  The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances.  As a result, the process involved in preparing a valuation is more complex than the summary provided below.

1.             Comparable Public Company Analysis

A comparable public company analysis estimates value based on a comparison of the target company’s financial statistics with the financial statistics of public companies that are similar to the target company.  It establishes a benchmark for asset valuation by deriving the value of “comparable” assets through a standardized approach that uses a common variable such as revenues, earnings, and cash flows.  The analysis includes a detailed financial comparison of each company’s income statement, balance sheet, and cash flow statement.  In addition, each company’s performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company.  Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size, and scale of operations.  The selection of truly comparable companies is often difficult and subject to interpretation.  The underlying concept, however, is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining reorganization value.

While calculating the current trading value for the comparable companies, PWP analyzed the current reorganization value for the comparable companies as a multiple of projected fiscal year end 2009, 2010 and 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”).  These multiples were then applied to the Debtors’ fiscal year end 2009, 2010 and 2011 forecasted Adjusted EBITDA (as defined below) to determine the range of reorganization values. Adjusted EBITDA (“Adjusted EBITDA”) is measured as earnings (defined as operating income (loss) plus other income less other expenses) before interest, taxes, depreciation and amortization and excluding restructuring and other one-time charges.

2.             Discounted Cash Flow Approach

The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business.  The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Debtors.  The expected future cash flows have two components: (a) the present value of the projected unlevered after-tax free cash flows for a determined period and (b) the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the Financial Projections).  PWP’s discounted cash flow valuation is based on a four-year fiscal year end projection of the Reorganized Debtors’ operating results (FY2010E-FY2013E).  PWP discounted the projected cash flows using the Debtors’ estimated weighted average cost of capital, and calculated the terminal value of the Debtors using EBITDA multiples derived from the comparable companies analysis.

The DCF approach relies on a company’s ability to project future cash flows with some degree of accuracy.  Because the Financial Projections reflect significant assumptions made by the Debtors’ management concerning anticipated results, the assumptions and judgments used in the Financial Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized. PWP cannot and does not make any representations or warranties as to the accuracy or completeness of the Financial Projections.

The foregoing Valuation represents estimated reorganization values and does not reflect values that could be attainable in public or private markets.  The Valuation does not purport to be an estimate of the post-reorganized market trading value. Any such trading value may be materially different from the foregoing Valuation.

Exhibit H

Liquidation Analysis

Exhibit H

LIQUIDATION ANALYSIS

A.                      INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), holders of Allowed Claims must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s assumed Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code (“Chapter 7”).

In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets under Chapter 7.  The Debtors, with the assistance of their financial advisors, have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in connection with the Disclosure Statement.  The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs, that would be available to the Debtors’ creditors if the Debtors were to be liquidated pursuant to a Chapter 7 liquidation as an alternative to continued operation of the Debtors’ business under the Plan.  Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed herein and in the Disclosure Statement.  All capitalized terms not defined in this Liquidation Analysis have the meanings ascribed to them in the Disclosure Statement.

UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES AND ASSUMPTIONS REGARDING LIQUIDATION PROCEEDS THAT, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE DEBTORS’ MANAGEMENT, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS AND THEIR MANAGEMENT.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THE RESULTS SET FORTH HEREIN.

B.                      SIGNIFICANT ASSUMPTIONS

Hypothetical recoveries to stakeholders of the Debtors in a Chapter 7 liquidation were determined through multiple steps, as set forth below.

The basis of the Liquidation Analysis is the Debtors’ unaudited consolidated balance sheet as of June 30, 2009 (except as noted otherwise).  The Liquidation Analysis also assumes that the liquidation of the Debtors would commence under the direction of a court-appointed Chapter 7 trustee.  The Liquidation Analysis reflects the wind-down and liquidation of substantially all of the Debtors’ remaining operations over a four to eight month period (the “Wind-Down Period”), during which time all of the Debtors’ major assets would be sold and the cash proceeds, net of liquidation-related costs, would be distributed to satisfy Claims.

C.                      ESTIMATE OF NET PROCEEDS

Estimates were made of the cash proceeds that might be received from the liquidation of the Debtors’ assets listed on the balance sheet after consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and advisors to such trustee (see below) and (ii) the potential erosion of asset value in a Chapter 7 case because of the expedited liquidation process required under Chapter 7.

In this Liquidation Analysis, liquidation values were assessed for general classes by estimating percentage recoveries of the gross book value of assets that a Chapter 7 trustee might achieve through dispositions. Proceeds are net of holding costs, including insurance, taxes, utility, and security and maintenance, which are assumed to be incurred until a sale is concluded.  The Liquidation Analysis does not reflect any potential recoveries that might be realized by the Chapter 7 trustee’s potential pursuit of any avoidance actions, as the Debtors believe that any such potential recoveries are highly speculative in light of, among other things, the various defenses that would likely be asserted.  Similarly, the Liquidation Analysis does not reflect any recoveries that might be realized from any current or future potential litigation initiated by the Debtors.

D.                      ESTIMATE OF COSTS

Proceeds from a Chapter 7 liquidation would be reduced by administrative costs incurred during the wind-down of the operations, the disposition of assets and the reconciliation of claims.  These costs include professional (including attorneys, financial advisors, appraisers and accountants) and trustee fees, commissions, salaries, severance and retention costs, certain occupancy costs, the estimated holding costs for each plant over the relevant period and the estimated costs of shutting down the plants.  Actual administrative costs may exceed the estimate included in this Liquidation Analysis, particularly if the wind-down of operations, disposition of assets and reconciliation of claims takes longer than the Wind-Down Period.

E.                        DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY

The amount of cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the cash held by the Debtors at the commencement of their Chapter 7 cases.  Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full.  As such, prior to delivering any proceeds to holders of General Unsecured Claims, available cash and asset liquidation proceeds would first be applied to Secured Claims and amounts necessary to satisfy any Chapter 7 Administrative Expense Claims (including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ business and the liquidation of the Debtors’ assets) and other Priority Claims under section 507 of the Bankruptcy Code as required under section 726 of the Bankruptcy Code. Any remaining cash and asset liquidation proceeds after satisfaction of Secured Claims, Administrative Expense Claims and Priority Claims, to the extent they exist, would be available for distribution to holders of General Unsecured Claims in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

The Senior Lenders have first priority liens on all of the Debtors’ assets.  Accordingly, the proceeds from the liquidation would be applied to satisfy the claims of the Senior Lenders until such claims are paid in full.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Debtors have determined, as summarized in the charts below, that Debtors’ proposed Plan will provide creditors with a recovery that is not less than creditors would receive pursuant to a liquidation of the Debtors’ assets under Chapter 7.

The following charts should be reviewed with the accompanying notes.

Hypothetical Liquidation Analysis

Note: US$ in 000s.

			Low Liquidation Value		High Liquidation Value
			Hypothetical	Estimated	Hypothetical	Estimated
		Book Value	Percentage	Liquidation	Percentage	Liquidation
		June 30, 2009	Recovery	Value (a)	Recovery	Value (a)

Cash and Cash Equivalents	(b)	$45,347	100.0%	$45,347	100.0%	$45,347
Accounts Receivable, Gross	(c)	24,057	60.9%	14,659	84.9%	20,425
Inventories, Gross	(d)	60,980	25.6%	15,585	50.5%	30,795
Other Current Assets	(e)	18,887	29.1%	5,500	40.0%	7,555
Property, Plant & Equipment	(f)	208,942	20.0%	41,788	40.0%	83,577
Intangible Assets	(g)	48,735	5.0%	2,437	20.0%	9,747
		$406,948		$125,316		$197,446
Less: Fees and Expenses	(h)			(35,399)		(23,563)
Net Estimated Liquidation Proceeds	(i)			$89,917		$173,883

Calculation of Fees and Expenses

Note: US$ in 000s.

Chapter 7 Trustee Fees and Expenses	(j)			$2,399		$4,563
Chapter 7 Professional Fees and Expenses	(k)			8,000		4,000
Employee Expenses/Wind-down Costs	(l)			25,000		15,000
				$35,399		$23,563

Distribution Analysis

Note: US$ in 000s.

Net Estimated Liquidation Proceeds	(i)			$89,917		$173,883

Secured Claim	(m)			$197,586		$197,586
Recovery Amount				$89,917		$173,883
% of Claim				45.5%		88.0%

Accounts Payable				$6,774		$6,774
Senior Subordinated Noteholder Claim				167,187		167,187
Total General Unsecured Claims	(n)			$173,961		$173,961
Recovery Amount				$0		$0
% of Claim				0.0%		0.0%

NOTES

Note A — Book Values as of June 30, 2009

The book values used in the Liquidation Analysis for cash and cash equivalents, accounts receivable, inventories, other current assets, property, plant and equipment and intangible assets, which are used as a reference point for the analysis and are assumed to be representative of the Debtors’ assets.

Note B — Cash and Cash Equivalents

Cash and cash equivalents consist of all cash or liquid investments with maturities of three months or less in banks or operating accounts and are assumed to be fully recoverable.

Note C — Accounts Receivable, Gross

Estimated proceeds realizable from short-term and long-term accounts receivable are based on management’s assessment of the ability of the Debtors to collect on their accounts, taking into consideration the credit quality and aging of the accounts.  The Liquidation Analysis for accounts receivable is based on estimated recoveries of aging receivables using a declining scale of recoveries.  These estimates take into account the inevitable difficulty in collecting receivables and any concessions that might be required to facilitate the collection of certain accounts receivable.

Note D — Inventory, Gross

Estimated inventory recoveries are based on the stage of production. This estimate assumes spoilage as well as diminished market demand for product volumes and a general discount for liquidation.

Note E — Other Current Assets

Estimated other current assets’ recoveries are based on expected US and Canadian tax refunds.

Note F — Property, Plant and Equipment

Property, plant and equipment includes (x) the sum of (i) land, buildings and improvements (ii) machinery, equipment, and other and (iii) construction in progress less (y) accumulated depreciation.  The hypothetical recovery rates across all fixed asset classes was based on recovery rates for gross book values.

Note G — Intangible Assets

Intangible Assets includes (x) the sum of (i) goodwill (ii) tradenames (iii) proprietary technology and (iv) customer relationships less (y) accumulated amortization.  The hypothetical recovery rates were based on recovery rates for gross book values.

Note H —Fees and Expenses

All fees and expenses are allocated on a pro rata basis.

Note I — Net Estimated Liquidation Proceeds

The Senior Lenders have first priority liens on all of the Debtors’ assets. Accordingly, the proceeds from the liquidation would be applied to satisfy the claims of the Senior Lenders until such claims are paid in full.

Note J — Trustee Fees & Expenses

Compensation for the Chapter 7 trustee will be limited to fee guidelines in section 326(a) of the Bankruptcy Code.  The Debtors’ management has assumed trustee fees of 3% of the gross proceeds (excluding cash) in the liquidation.

Note K — Other Professional Fees & Expenses

Compensation for the Chapter 7 trustee’s counsel and other legal, financial and professional services during the Chapter 7 proceedings is estimated to be approximately $1 million per month beginning at the commencement of the liquidation proceedings throughout the Wind-Down Period.

Note L — Employee Expenses / Wind-Down Costs

Wind-down costs are based on management’s best estimates of the costs associated with an orderly liquidation.  Corporate payroll and operating costs during liquidation are based on the assumption that certain functions would be required during the liquidation process in order for an orderly wind-down of the business and the plants.  Costs would include costs associated with shutting down the production lines as well as salaries of certain operating and maintenance employees, severance and bonus pay that would be incurred during a Chapter 7 liquidation.

Note M — Secured Claims

The distribution analysis assumes that the lenders under the Credit Agreement would have recovery rights with respect to proceeds from all of the Debtors’ assets.

Note N — Senior Subordinated Noteholder Claims and General Unsecured Claims

These are estimated to be $174.0 million and include (i) $6.8 million in accounts payable and (ii) $167.2 million on account of the Senior Subordinated Notes Claims.

Exhibit I

Hypothetical Distribution of Excess Cash and Hypothetical Recovery Analysis

Exhibit I

Hypothetical Distribution of Excess Cash

•      Assumes $22,154,000 of Excess Cash

Step	Remaining Excess Cash Available for Distribution to the Senior Lenders	Implied Distribution of Remaining Excess Cash Available for Distribution to the Senior Lenders	Implied Permanent Cash Distributed as a Percentage of Claim	Issues / Remedies
1. Distribute Excess Cash by Pro Rata Percentage of Total Claim (approximately $172.6 million principal amount)	$22,154,000

•      Issue: revolver facility requirement of $15,000,000

•      Lenders willing to provide $9,972,000 of drawn revolver facility and letters of credit, plus

•      Excess Cash available pursuant to Section 4.2(b)(i) of $3,850,939

•      Resulting in additional liquidity requirement of $1,177,061

•      Remedy: $1,177,061 of Excess Cash is left on the balance sheet to meet the liquidity need.

2. $1,177,061 of Excess Cash remains on the balance sheet	$20,976,939

•      Issue: revolver distribution of $3,850,939 is not a permanent Cash distribution because it can be drawn upon by the Company.

•      Remedy: Transfer $2,976,942 of remaining Excess Cash (the “Intercreditor Distribution Adjustment”) to the revolver in order to equalize Implied Permanent Cash Distributed as a Percentage of Claim.

3. $3,850,939 is not treated as a permanent Cash distribution and the Intercreditor Distribution Adjustment is distributed to the holders of Senior Lender Credit Agreement Revolver Claims	$17,126,000

Hypothetical Recovery Analysis

$5,000,000 Senior Lender Credit Agreement Revolver Claim

1.               Pro rata share of Total Senior Lender Credit Agreement Revolver Claim = $5,000,000 / $30,000,000 = 16.667%

2.               Pro rata share of Excess Cash = 16.667% * 17.383% * $22,154,000 = $641,823 (this is not permanent Cash distributed because it can be drawn upon per the Plan Term Sheet)

3.               Pro rata share of Amended and Restated Revolver Notes = $641,823 + [16.667% * ($5,900,000 + $4,072,000)] = $2,303,824

4.               Pro rata share of Intercreditor Distribution Adjustment = 16.667% * $2,976,942 = $496,157 (this is Permanent Cash Distributed)

5.               Pro rata share of Amended and Restated Term Notes Distributable to Senor Lender Credit Agreement Revolver Claims = $5,000,000 - $2,303,824 - $496,157 = $2,200,019

$5,000,000 Senior Lender Credit Agreement Term Claim

1.               Pro rata share of Total Senior Lender Credit Agreement Term Claim = $5,000,000 / $142,586,498 = 3.507%

2.               Pro rata share of Excess Cash = 3.507% * 82.617% * $22,154,000 = $641,823

3.               Pro rata share of Excess Cash left on the balance sheet for liquidity = 3.507% * $1,177,061 = $41,275

4.               Pro rata share of Intercreditor Distribution Adjustment = 3.507% * $2,976,942 =  $104,389

5.               Pro rata share of Permanent Cash Distributed = $641,823 - $41,275 - $104,389 = $496,159

6.               Pro rata share of Amended and Restated Term Notes Distributable to Senor Lender Credit Agreement Term Claims = $5,000,000 - $496,159 = $4,503,841